Exhibit 10.5

CREDIT AGREEMENT

among

CRYO-CELL INTERNATIONAL, INC.,
as Borrower

THE GUARANTORS FROM TIME TO TIME PARTY HERETO

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUSSER BANK,
as Administrative Agent

DATED AS OF July 18, 2022

TABLE OF CONTENTS

Credit Agreement i 4875-6671-7478.5

Credit Agreement ii 4875-6671-7478.5

Credit Agreement iii 4875-6671-7478.5

Credit Agreement iv 4875-6671-7478.5

Credit Agreement v 4875-6671-7478.5

INDEX TO SCHEDULES

Schedule	Description of Schedule	Section

2.1	Commitments and Applicable Percentages	2.1
5.5	Litigation and Judgments	5.5
5.9	Taxes	5.9
5.13	Subsidiaries	5.13
5.27	Material Agreements	5.27
5.28	Affiliate Transactions	5.28
[6.15	Post-Closing Matters	6.15]
7.1	Existing Debt	7.1
7.2	Existing Liens	7.2
7.5	Existing Investments	7.5
11.11	Notices	11.11

INDEX TO EXHIBITS

Exhibit	Description of Exhibit	Section

A	Assignment and Assumption	1.1
B	Compliance Certificate	1.1
C	Revolving Credit Borrowing Request	1.1
D	Revolving Credit Note	1.1
E	Term Loan Borrowing Request	1.1
F	Term Loan Note	1.1
G	Tax Forms	3.4(g)
H	Guarantor Joinder Agreement	1.1

Credit Agreement vi 4875-6671-7478.5

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of July 18, 2022, is among CRYO-CELL INTERNATIONAL, INC., a Delaware corporation (“Borrower”), each of the Guarantors party hereto, the lenders from time to time party hereto (collectively, the “Lenders” and each, individually, a “Lender”), and SUSSER BANK, a Texas State Bank, as Administrative Agent.

RECITALS

Borrower has requested that the Lenders extend credit to Borrower as described in this Agreement. The Lenders are willing to make such credit available to Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Document made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Article 1 or in the provision, section or recital referred to below:

“Account” means an account, as defined in the UCC.

“Account Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Administrative Agent, which grants Administrative Agent “control” (within the meaning of Section 8.106 or Section 9.104 of the UCC, as applicable, in the applicable jurisdiction) over any Deposit Account, Securities Account or Commodities Account maintained by any Loan Party, in each case, among Administrative Agent, the applicable Loan Party and the applicable financial institution at which such Deposit Account, Securities Account or Commodities Account is maintained.

“Acquisition” means the acquisition by any Person of (a) a majority of the Equity Interests of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a business unit or line of business of another Person, in each case (i) whether or not involving a merger or consolidation with such other Person and (ii) whether in one (1) transaction or a series of related transactions.

“Acquisition Consideration” means the consideration given by Borrower or any of its Subsidiaries for an Acquisition, including but not limited to the sum of (without duplication) (a) the fair market value of any cash, Property (excluding Equity Interests) or services given, plus (b) the amount of any Debt assumed, incurred or guaranteed (to the extent not otherwise included) in connection with such Acquisition by Borrower or any of its Subsidiaries.

Credit Agreement 4875-6671-7478.5

“Additional Guarantor” has the meaning set forth in Section 12.12.

“Adjusted EBITDA” means, for any Person and for any applicable period of determination thereof, an amount equal to (a) EBITDA, minus (b) cash income taxes, minus (c) the sum of distributions, dividends (other than the Special Dividend) and non‑financed Capital Expenditures (to the extent not already deducted in the calculation of EBITDA), minus (d) amounts received with respect to any royalty sharing agreements (to the extent included in the calculation of EBITDA), plus (or minus) (e) change in deferred revenue.

“Administrative Agent” means Susser Bank, in its capacity as administrative agent under any of the Loan Documents, until the appointment of a successor administrative agent pursuant to the terms of this Agreement and, thereafter, shall mean such successor administrative agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one (1) or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person; (b) that directly or indirectly beneficially owns or holds 10% or more of any class of voting stock of such Person; or (c) 10% or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person.

“Affiliated Debt” has the meaning set forth in Section 12.5.

“Agent Parties” means, collectively, Administrative Agent and its Related Parties.

“Agreement” has the meaning set forth in the introductory paragraph hereto, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

“Announcements” has the meaning set forth in Section 1.10.

“Anti-Corruption Laws” means all state or federal Laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or any of their Affiliates from time to time concerning or relating to bribery or corruption, including the FCPA and the Bank Secrecy Act, and other similar anti-corruption legislation in other jurisdictions.

“Anti-Terrorism Laws” has the meaning set forth in Section 5.21.

“Applicable Margin” means the applicable percentages per annum set forth below:

Base Rate Loans	Monthly SOFR Rate Loans	Commitment Fee
4.25%	3.25%	0.50%

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“Applicable Percentage” means (a) in respect of the Term Loan Facility, with respect to any Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate Term Loan Commitments represented by such Term Loan Lender’s Term Loan Commitment at such time (or, at any time after the Closing Date, the Outstanding Amount of such Term Loan Lender’s Term Loans at such time), and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time; provided that if the Term Loan Commitments or the Revolving Credit Commitments have been terminated pursuant to the terms hereof, then the Applicable Percentage of each Lender with respect to the applicable Facility shall be determined based upon the Applicable Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Applicable Rate” means (a) in the case of a Base Rate Loan, the Base Rate plus the Applicable Margin; and (b) in the case of a Monthly SOFR Rate Loan, the Monthly SOFR Rate plus the Applicable Margin.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Susser Bank, in its capacity as sole lead arranger and sole book runner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.8), and accepted by Administrative Agent, in substantially the form of Exhibit A or any other form approved by Administrative Agent.

“Authorized Party” has the meaning set forth in Section 11.11(d)(iii).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Agreements” means those certain agreements entered into from time to time between any Loan Party or any of its Subsidiaries and a Bank Product Provider in connection with any of the Bank Products, including without limitation, Hedge Agreements.

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“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Loan Party or any of its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that any Loan Party or such Subsidiary is obligated to reimburse to any Bank Product Provider as a result of such Bank Product Provider purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to any Loan Party or such Subsidiaries pursuant to the Bank Product Agreements. For the avoidance of doubt, the Bank Product Obligations arising under any Hedge Agreement shall be determined by the Hedge Termination Value thereof.

“Bank Product Provider” means any Person that is a party to a Bank Product Agreement with or provides Bank Products to any Loan Party or any of their Subsidiaries that entered into such Bank Product Agreement or provided such Bank Product while such Person was a Lender or an Affiliate of a Lender, whether or not such Person at any time cease to be a Lender or an Affiliate of a Lender, as the case may be.

“Bank Products” means any service provided to, facility extended to, or transaction entered into with, any Loan Party by any Bank Product Provider consisting of (a) deposit accounts, (b) cash management services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements maintained with any Bank Product Provider, (c) debit cards, stored value cards, and credit cards (including commercial credit cards (including so‑called “procurement cards” or “P‑cards”)) and debit card and credit card processing services or (d) Hedge Agreements.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) the Prime Rate for such day; (b) the sum of the Federal Funds Rate for such day plus one half of one percent (0.5%); and (c) Monthly SOFR for such day plus one percent (1.00%); provided, however, if the Base Rate as determined pursuant to the foregoing shall be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Loans comprising such Borrowing.

“Base Rate Loan” means a Loan bearing interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

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“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Person identified as such in the introductory paragraph hereto, and its successors and assigns to the extent permitted by Section 11.8.

“Borrower Equity Interest Repurchases” means Borrower’s repurchases of the Equity Interests of Borrower on the open market in an amount not to exceed (a) an initial $1,500,000 in the aggregate using proceeds of Revolving Credit Borrowings and (b) thereafter, $500,000 in the aggregate during any fiscal quarter of Borrower.

“Borrower Materials” has the meaning set forth in Section 11.11(e).

“Borrowing” means a Revolving Credit Borrowing or a Term Loan Borrowing, as the context may require.

“Borrowing Request” means a Revolving Credit Borrowing Request or a Term Loan Borrowing Request, as applicable.

“Business Day” means for all purposes, a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Austin, Texas are authorized or required by Law to be closed. Unless otherwise provided, the term “days” when used herein means calendar days.

“Capital Expenditure” means, with respect to any Person, any expenditure by such Person for (a) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real Property, a fixed asset or a similar type of capitalized asset in accordance with GAAP or (b) an asset relating to or acquired in connection with an acquired business, and any and all acquisition costs related to clause (a) or (b) above.

“Capitalized Lease Obligation” means, with respect to any Person, the amount of Debt under a lease of Property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means assets described in clauses (b), (c) and (d) of Section 7.5.

“Cash Interest Expense” means, for any Person for any Test Period, total interest expense in respect of all outstanding Debt actually paid or that is payable by such Person during such Test Period, including, without limitation, all commissions, discounts, and other fees and charges with

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respect to letters of credit and all net costs under Hedge Agreements in respect of interest rates to the extent such costs are allocable to such Test Period, but excluding interest expense not payable in cash, all as determined in accordance with GAAP.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Loan Parties or any of their Subsidiaries.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, implemented, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Equity Investors becomes the “beneficial owner” (as defined in Rules 13d‑3 and 13d‑5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of twenty-five percent (25%) or more of the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

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“Closing Date” means the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 11.10.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, together with the regulations promulgated thereunder.

“Collateral” means, collectively, all of the Property of Borrower and the other Loan Parties in which Liens are granted and/or purported to be granted pursuant to the Security Documents to secure the Obligations or any part thereof.

“Collateral Access Agreement” means a landlord waiver, mortgagee waiver, bailee letter or similar acknowledgment of any lessor, warehouseman, processor or other Person in in form and substance reasonably satisfactory to Administrative Agent.

“Commitment” means a Term Loan Commitment or a Revolving Credit Commitment, as the context may require.

“Commitment Fee” has the meaning set forth in Section 2.3(c).

“Commodities Account” shall have the meaning set forth in Article 9 of the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent or any Lender by means of electronic communications pursuant to Section 11.11(d), including through the Platform.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit B, or in any other form agreed to by Borrower and Administrative Agent, prepared by and certified by a Responsible Officer of Borrower.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Monthly SOFR, as applicable, any conforming changes to the definitions of “Daily Simple SOFR,” “Interest Period,” “Monthly SOFR,” “SOFR,” “Interest Rate Change Date,” timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” timing of borrowing requests or prepayment, and length of lookback periods) as may be appropriate, in the reasonable discretion of Administrative Agent after consultation with Borrower, to reflect the adoption and implementation of such applicable rate(s), and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent, after consultation with Borrower, determines that adoption of any portion of such market practice is not administratively feasible or

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that no market practice for the administration of such rate exists, in such other manner of administration as Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership or certificate of formation, as applicable, and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization, operating agreement, regulations and/or other organizational and governance documents and agreements; and (g) in the case of any other entity, its organizational and governance documents and agreements.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 11.30.

“Credit Extension” means a Borrowing.

“Daily Simple SOFR” with respect to any applicable determination date means the rate per annum equal to SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source); provided, however, if Daily Simple SOFR as determined pursuant to the foregoing shall be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“Debt” means, of any Person as of any date of determination (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days; (d) all Capitalized Lease Obligations of such Person; (e) all Debt or other obligations of others Guaranteed by such Person; (f) all obligations secured by a Lien existing on Property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non‑recourse to the credit of such Person; (g) any other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person; (h) any repurchase obligation or liability of a Person with respect to Accounts, chattel paper or notes

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receivable sold by such Person; (i) any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation; (j) any obligation under any so called “synthetic leases;” (k) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheet of a Person; (l) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan; (n) all net Hedge Obligations of such Person, valued at the Hedge Termination Value thereof; and (o) all obligations of such Person in respect of Disqualified Equity Interests.

For all purposes, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.

“Debt Service” means, for any Person for any period, the sum of (a) all regularly scheduled principal payments and (b) all Cash Interest Expense, in each case, payable during the twelve (12) month period immediately following such period, in respect of all Debt of such Person (other than interest with respect to any royalty sharing agreements and scheduled payments of principal on Debt which pay such Debt in full, but only to the extent such final payment is greater than the scheduled principal payment immediately preceding such final payment).

“Debtor Relief Laws” means the Bankruptcy Code, or any other applicable Law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, assignment for the benefit of creditors, moratorium, arrangement or composition, extension or adjustment of debts, or similar Laws affecting the rights of creditors.

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Interest Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to a Base Rate Loan plus (iii) two percent (2%) per annum; provided, however, that with respect to a SOFR Rate Loan, the Default Interest Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum; provided, however, in no event shall the Default Interest Rate exceed the Maximum Rate.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 11.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in

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writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 11.22(b)) upon delivery of written notice of such determination to Borrower and each Lender.

“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.

“Disposition” means any sale, lease, sub-lease, license, transfer, assignment, conveyance, release, loss or other disposition, or the entry into any contract the performance of which would result in any of the foregoing, of any interest in Property, or of any interest in a Subsidiary that owns Property, in any transaction or event or series of transactions or events, and “Dispose” has the correlative meaning thereto.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of any Loan Party or any Subsidiary of a Loan Party or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by any Loan Party or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollars” and “$” mean lawful money of the United States of America.

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“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any political subdivision of the U.S.

“EBITDA” means, for any Person for any Test Period, an amount, determined on a consolidated basis for such Person and its subsidiaries, equal to (a) net income determined in accordance with GAAP, plus (b) the sum of the following to the extent deducted in the calculation of net income: (i) interest expense; (ii) income taxes; (iii) depreciation; (iv) amortization; (v) extraordinary losses determined in accordance with GAAP, as approved by Administrative Agent in Administrative Agent’s discretion; (vi) actual out-of-pocket fees and expenses of such Person incurred in connection with the consummation of this Agreement, not to exceed $250,000 in the aggregate, and (vii) other non‑recurring expenses of such Person reducing such net income which do not represent a cash item in such period or any future period including, but not limited to, non-cash compensation expense, minus (c) the sum of the following to the extent included in the calculation of net income: (i) income tax credits of such Person; (ii) extraordinary gains determined in accordance with GAAP; and (iii) all non‑recurring, non‑cash items increasing net income.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.8(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.8(b)(iii)).

“Environmental Laws” means any and all federal, state, and local Laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air

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Act, 42 U.S.C. §7401 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Endangered Species Act, 16 U.S.C. §1531 et seq., the National Environmental Policy Act, 42 U.S.C. §4321 et seq., the Rivers and Harbors Appropriation Act of 1899, 33 U.S.C. §407, all similar state statutes and local ordinances, and all regulations promulgated under any of those statutes, and all administrative and judicial actions respecting such legislation, all as amended from time to time.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as a Loan Party, is under common control (within the meaning of Section 414(c) of the Code) with a Loan Party, or is otherwise considered a single employer with a Loan Party pursuant to Sections 414(m) or (o) of the Code, for purposes of the provisions relating to Section 412 of the Code or Section 303 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Plan, (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer

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Plan, (d) the filing of a notice of intent to terminate a Plan, the treatment of a Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (f) the imposition of any liability to the PBGC under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate, (g) the failure of any Loan Party or ERISA Affiliate to meet any funding obligations with respect to any Plan or Multiemployer Plan, or (h) a Plan becomes subject to the at-risk requirements in Section 303 of ERISA or Section 430 of the Code or is in endangered or critical status under Section 305 of ERISA or Section 432 of the Code.

“Erroneous Payment” has the meaning set forth in Section 10.15(a).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 10.15(d).

“Erroneous Payment Impacted Class” has the meaning set forth in Section 10.15(d).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 10.15(d).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 10.15(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 9.1.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Loan Party and any and all Guarantees of such Loan Party’s Swap Obligations by Borrower or any other Loan Party) at the time the Guarantee of such Loan Party, or a grant by such Loan Party of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one (1) swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the

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jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.6(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.4(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated May 20, 2016, among Borrower and Texas Capital Bank, as lender, as modified or amended.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Loan Party or any Subsidiary of a Loan Party not in the ordinary course of business, including in connection with Casualty Events, Tax refunds, pension plan reversions, proceeds of insurance, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Facility” means the Term Loan Facility or the Revolving Credit Facility, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York, on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent; provided, however, if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

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“Fee Letter” means the separate fee letter dated as of July 18, 2022, between Borrower and Administrative Agent and any other fee letter among Borrower and Administrative Agent, Arranger and/or Susser Bank concerning fees to be paid by Borrower in connection with this Agreement, including any amendments, restatements, supplements or modifications thereof. By its execution of this Agreement, each Lender acknowledges and agrees that Administrative Agent, Arranger and/or Susser Bank may elect to treat as confidential and not share with Lenders any Fee Letters executed from time to time in connection with this Agreement.

“Financial Covenants” means the covenants set forth in Sections 8.1, 8.2, and 8.3.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001 et seq.), (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

“Floor” means a rate per annum equal to (a) with respect to Monthly SOFR or Daily Simple SOFR, four and one half percent (4.50%) and (b) with respect to the Base Rate, five and one half percent (5.50%).

“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which Borrower is resident for Tax purposes.

“Fraudulent Transfer Laws” has the meaning set forth in Section 12.14.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term Debt, but specifically excluding Capitalized Lease Obligations with respect to real Property.

“Funding Account” has the meaning set forth in Section 4.1(x) and after the Closing Date shall refer to any Deposit Account designated by the Borrower to Administrative Agent in writing as the “Funding Account”; provided that the “Funding Account” must at all times be a Deposit Account maintained with the Administrative Agent and subject to an Account Control Agreement.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.

“Governmental Authority” means the government of the United States of America or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, tribal body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or

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pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” by any Person means any obligation or liability, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb have a corresponding meaning.

“Guarantor Joinder Agreement” means a Guarantor Joinder Agreement in the form of Exhibit H hereto.

“Guarantors” means, collectively, each Subsidiary of Borrower that Guarantees the Obligations pursuant to a Guaranty, and each other Person who from time to time Guarantees all or any part of the Obligations under the Loan Documents, including any Person who becomes a party to this Agreement pursuant to a Guarantor Joinder Agreement, and including with respect to Obligations under any Bank Product Agreement to which a Loan Party (other than Borrower) is a party, Borrower, and “Guarantor” means any one of the Guarantors. For the avoidance of doubt, Borrower, Administrative Agent, and Lenders agree that, as of the Closing Date, there are no Guarantors.

“Guaranty” means, collectively, the guaranty made by the Loan Parties party to this Agreement pursuant to Article 12 and each other written guaranty executed by one or more of the Guarantors in favor of Administrative Agent, for the benefit of the Secured Parties, in form and substance satisfactory to Administrative Agent.

“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, any petroleum and petroleum byproducts, natural gas, natural gas liquids, liquefied natural gas or synthetic gas usable for fuel (or mixture of natural gas and such synthetic gas), polychlorinated biphenyls, lead and lead-based paint, radon, radioactive materials, flammables and explosives, and mold. “Hazardous Material” shall include, without limitation, any hazardous or toxic substance, material or waste or any chemical, element, compound or mixture which is: (i) asbestos and asbestos-containing materials; (ii) designated as a “pollutant” or “toxic pollutant” pursuant to the Federal Water Pollution Control Act (33 U.S.C. Paragraph 1251 et seq.); (iii) defined as a “solid or hazardous waste” pursuant to the Federal Resource Conservation and Recovery Act (42 U.S.C. Paragraph 6901 et seq.); (iv)

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defined as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Paragraph 9601 et seq.); (v) listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR part 302); (vi) chemicals, elements, compounds, mixtures, substances, materials or wastes otherwise regulated under any applicable federal, state or local Environmental Laws; (vii) polychlorinated biphenyls; (viii) “pesticides” as defined in the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; (ix) “contaminant” as defined in the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; (x) “extremely hazardous substances” as defined in the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq.; (xi) “hazardous materials” as defined in the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; (xii) “hazardous air pollutants” as defined in the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; and (xiii) “oil” as defined in the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq.

“Hedge Obligations” means, at any time with respect to any Person, all indebtedness, liabilities, and obligations of such Person under or in connection with any Hedge Agreement, whether actual or contingent, due or to become due and existing or arising from time to time.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and settlement amounts, early termination amounts or termination value(s) determined in accordance therewith, such settlement amounts, early termination amounts or termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more commercially reasonable mid-market or other readily available quotations provided by any dealer which is a party to such Hedge Agreement or any other recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Hedging Agreement” or “Hedge Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules and annexes, a “Master Agreement”), (c) any and all Master Agreements and any and all related confirmations and (d) any other agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Historical Financial Statements” has the meaning set forth in Section 4.1(z).

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“Honor Date” has the meaning set forth in Section 2.2(c)(i).

“Increase Effective Date” has the meaning set forth in Section 2.9(c).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” has the meaning set forth in Section 11.26.

“Intellectual Property” means all copyrights, copyrightable works, patents, patent applications, trademarks, service marks, trade names, brand names, trade dress, slogans, logos and internet domain names and uniform resource locators, and the goodwill associated with any of the foregoing, and other types of intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world, and registrations and applications for registration of any of the foregoing, and all documentation and embodiments of the foregoing, in whatever form, now owned or hereafter acquired.

“Interest Period” means as to each Monthly SOFR Rate Loan, the one (1) month period commencing on the most recent Interest Rate Change Date and ending on the last day of such month; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Monthly SOFR Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(ii) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate” means the rate equal to the lesser of (a) the Maximum Rate and (b) the Applicable Rate.

“Interest Rate Change Date” means the first (1st) Business Day of each month.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and

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permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” and “Lenders” have the meanings set forth in the introductory paragraph hereto, and their respective successors and assigns permitted hereunder, as the context may require.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) all Funded Debt of Borrower and its Subsidiaries, on a consolidated basis in accordance with GAAP, as of such date to (b) Adjusted EBITDA of Borrower and its Subsidiaries, on a consolidated basis in accordance with GAAP, for the most recently ended Test Period.

“Lien” means, as to any Property of any Person, (a) any lien, mortgage, security interest, Tax lien, pledge, charge, hypothecation, collateral assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise, affecting such Property and (b) the signing or filing of a financing statement which names the Person as debtor or the signing of any security agreement or the signing of any document authorizing a secured party to file any financing statement which names such Person as debtor.

“Loan” means an extension of credit by a Lender to Borrower under Article 2 in the form of a Revolving Credit Loan or a Term Loan.

“Loan Documents” means this Agreement, each Guaranty, the Security Documents, the Notes, each Fee Letter, and all other promissory notes, security agreements, intercreditor agreements, mortgages, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, certificates and agreements executed and delivered pursuant to or in connection with this Agreement or the Security Documents; provided that the term “Loan Documents” shall not include any Bank Product Agreement.

“Loan Party” means Borrower and each Guarantor.

“Material Adverse Effect” means any act, event, condition, or circumstance which would be reasonably likely to materially and adversely affect (a) the operations, business, Properties, liabilities (actual or contingent), or condition (financial or otherwise) of Borrower or Borrower and its Subsidiaries, taken as a whole; (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) the rights, remedies and benefits available to, or conferred upon, Administrative Agent or any other Secured Party under any Loan Document.

“Material Agreement” means any contract or agreement of any Loan Party or any of its Subsidiaries (a) involving a monetary liability of or payable to any such Person in an aggregate amount in excess of $500,000 in any twelve-month period, (b) governing any Material Debt or pursuant to which any Material Debt was incurred, or (c) the failure to renew, the breach,

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non‑performance, or cancellation of which could reasonably be expected to have a Material Adverse Effect.

“Material Debt” means Debt (other than the Loans) of any one or more of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding $100,000.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, July 18, 2025, or such earlier date on which the Revolving Credit Commitment of each Revolving Credit Lender terminates as provided in this Agreement, and (b) with respect to the Term Loan Facility, July 18, 2032; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by Lenders in accordance with applicable Texas Law (or applicable United States federal Law to the extent that such Law permits Lenders to charge, contract for, receive or reserve a greater amount of interest than under Texas Law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable Law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

“MIRE Event” means the increase, extension or renewal of any Commitments or Loans (but excluding (x) any continuation or conversion of Borrowings or (y) the making of any Credit Extension) at any time that the Obligations may be secured by one or more Mortgages.

“Monthly SOFR” means for any day, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the most recent Interest Rate Change Date for a term equivalent to one (1) month commencing on such Interest Rate Change Date; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Monthly SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; provided, however, if Monthly SOFR as determined pursuant to the foregoing shall be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“Monthly SOFR Rate Borrowing” means, as to any Borrowing, the Monthly SOFR Rate Loans comprising such Borrowing.

“Monthly SOFR Rate Loan” means each Loan bearing interest based on the Monthly SOFR Rate.

“Monthly SOFR Replacement Date” has the meaning set forth in Section 3.3(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally-recognized rating agency.

“Mortgages” means, collectively, the mortgages or deeds of trust now or hereafter encumbering Borrower’s or any other Loan Party’s fee or leasehold estates in the Property as

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described therein in favor of Administrative Agent, for the benefit of the Secured Parties as security for the Obligations, in form and substance satisfactory to Administrative Agent.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are being made or have been made by, or for which there is an obligation to make contributions by or there is any liability, contingent or otherwise, with respect to a Loan Party or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt (other than in respect of a Casualty Event) received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), over (ii) the sum of (A) the principal amount of any Debt that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Debt under the Loan Documents) and any reserves for adjustment in respect of the price relating to a Disposition, established in accordance with GAAP, (B) the reasonable out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction including legal, accounting, investment banking and other professional fees directly related thereto and (C) Taxes paid or reasonably estimated to be payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith (after taking into account any available tax credits or deductions and any tax sharing arrangement); provided that, if (1) reserves established pursuant to subclause (A) exceed the actual purchase price adjustment required to be paid in connection with such transactions, or (2) the amount of any estimated Taxes pursuant to subclause (C) exceeds the amount of Taxes actually required to be paid in cash in respect of such Disposition, in each case, the aggregate amount of such excess shall constitute Net Cash Proceeds;

(b) with respect to the sale or issuance of any Equity Interests by any Loan Party or any Subsidiary of a Loan Party, or the incurrence or issuance of any Debt other than Debt permitted to be incurred pursuant to Section 7.1, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred and paid by the applicable Loan Party or Subsidiary to non-Affiliates in connection therewith; and

(c) with respect to any Casualty Event, an amount equal to: (a) any cash payments or proceeds received by any Loan Party or any of its Subsidiaries (i) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (ii) as a result of the taking of any assets of any Loan Party or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual and reasonable costs incurred by such Loan

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Party or any of its Subsidiaries in connection with the adjustment or settlement of any claims of such Loan Party or such Subsidiary in respect thereof, and (ii) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (b)(i) of this definition to the extent paid or payable to non-Affiliates, including income or gains taxes payable by such Loan Party or any of its Subsidiaries as a result of any gain recognized in connection therewith during the tax period the cash payments or proceeds are received.

“Net Income” means, for any Person for any Test Period, the net income (or loss) of such Person and its Subsidiaries on a consolidated basis as determined in accordance with GAAP; provided that Net Income shall exclude (a) the net income of any Subsidiary of such Person during such Test Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Constituent Documents or any agreement, instrument or Law applicable to such Subsidiary during such Test Period, except that such Person’s equity in any net loss of any such Subsidiary for such Test Period shall be included in determining Net Income, and (b) any income (or loss) for such Test Period of any other Person if such other Person is not a Subsidiary, except that Borrower’s equity in the net income of any such Person for such Test Period shall be included in Net Income up to the aggregate amount of cash actually distributed by such Person during such Test Period to Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Borrower as described in clause (a) of this proviso).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 11.10 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means, collectively, the Revolving Credit Notes and the Term Loan Notes, and “Note” means any one of the Notes.

“Notice Period” has the meaning set forth in Section 2.10.

“Obligations” means all obligations, indebtedness, and liabilities of Borrower and each other Loan Party to Administrative Agent, each Lender and each other Secured Party now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, arising under or pursuant to this Agreement, any Bank Product Agreements or the other Loan Documents, and all interest accruing thereon (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding), and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof and Erroneous Payment Subrogation Rights; provided that, as to any Loan Party, the “Obligations” shall exclude any Excluded Swap Obligations of such Loan Party.

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“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Guaranties” has the meaning set forth in Section 12.11.

“Other Guarantors” has the meaning set forth in Section 12.11.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).

“Outstanding Amount” means with respect to the Revolving Credit Loans and the Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Term Loans, as the case may be, occurring on such date.

“Owned Real Estate Support Documents” means, with respect to any real Property which is owned by any Loan Party in fee simple (including, without limitation, all real Property acquired in connection with the Real Property Acquisition), such mortgagee title insurance policies (in amounts and with endorsements acceptable to Administrative Agent), surveys, environmental assessment reports, environmental questionnaires, flood hazard certifications, evidence of flood insurance, if required, and other mortgage-related documents as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.

“Paid in Full” or “Payment in Full” means, (a) the indefeasible payment in full in cash of all outstanding Loans, together with accrued and unpaid interest thereon, (b) the indefeasible payment in full in cash of the accrued and unpaid fees owing under the Loan Documents, (c) the indefeasible payment in full in cash of all reimbursable expenses and other Obligations (other than contingent obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (d) the termination of all Commitments, and (f) the termination of all Bank Product Agreements with all amounts then due and payable thereunder having been paid in full in cash.

“Participant” means any Person (other than (a) a natural Person, (b) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, (c) a Defaulting Lender, or (d) Borrower or any of Borrower’s Affiliates or Subsidiaries or any

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other Loan Party) to which a participation is sold by any Lender in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it).

“Participant Register” means a register in the United States on which each Lender that sells a participation enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“Payment Date” means (a) in respect of each Base Rate Loan, the first day of each and every calendar quarter during the term of this Agreement, upon prepayment of such Loan and the Maturity Date, and (b) in respect of each Monthly SOFR Rate Loan, the first day of each calendar month, and (c) upon prepayment of any such Loan and the Maturity Date.

“Payment Recipient” has the meaning assigned to it in Section 10.15(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Permitted Liens” means those Liens permitted by Section 7.2.

“Person” means any natural person, corporation, limited liability company, trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Plan” means any employee benefit or other plan, other than a Multiemployer Plan, established or maintained by, or for which there is an obligation to make contributions by or there is any liability, contingent or otherwise with respect to Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or subject to Section 412 of the Code.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prime Rate” means the rate of interest published by The Wall Street Journal, from time to time, as the “U.S. Prime Rate”.

“Principal Office” means the principal office of Administrative Agent, presently located at the address set forth on Schedule 11.11.

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“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person, including Equity Interests and contract rights.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 11.11(e).

“Purchase Money Debt” means Debt, the proceeds of which are used to finance the acquisition, lease, completion of construction, repair of, replacement, improvement to or installation of any Property; provided, however, that such Debt is incurred no later than ninety (90) days after such acquisition, leasing, completion, construction, repairment, replacement, improvement or installation.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 11.30.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act or any regulation promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property Acquisition” means the acquisition on the Closing Date by Borrower, in fee simple, of 6.93 acres of land located as 857 S. Briggs Avenue, Durham, North Carolina, together with all improvements, fixtures, equipment and personal; property located thereon.

“Recipient” means Administrative Agent or any Lender, as applicable.

“Register” means a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of and stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time.

“Related Indebtedness” means any and all indebtedness paid or payable by Borrower or any other Loan Party to Administrative Agent or any Lender pursuant to any Loan Document other than any Note.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, sub agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

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“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of Property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or Property.

“Release Date” means the last to occur of the dates on which Liens securing the Obligations may be released pursuant to Section 10.9(a)(i)(A).

“Relevant Governmental Body” means the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre‑remedial studies and investigations and post-remedial monitoring and care.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 66 2/3% of the Total Credit Exposures of all Lenders; provided that, if one (1) Lender holds more than 66 2/3% but less than 100% of the Total Credit Exposures at such time, subject to the last sentence of Section 11.10, the Required Lenders shall be at least two Lenders]. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining the Required Lenders at any time.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 66 2/3% of the sum of the (a) the Revolving Credit Exposure of all Revolving Credit Lenders and (b) aggregate unused Revolving Credit Commitments. The unused Revolving Credit Commitment of, and the portion of the Revolving Credit Exposure of all Revolving Credit Lenders held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Revolving Credit Lenders.

“Resignation Effective Date” has the meaning set forth in Section 10.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, or treasurer of a Loan Party (or the chief executive officer, president, chief financial officer, or treasurer of the general partner or managing member of a Loan Party, as applicable); solely for purposes of the delivery of incumbency certificates pursuant to Section 4.1, the secretary or assistant secretary of a Loan Party (or the secretary or any assistant secretary of the general partner or managing member of a Loan Party, as applicable) or any Person designated by a Responsible Officer to act on behalf of a Responsible Officer; provided that such designated Person may not

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designate any other Person to be a Responsible Officer. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, collectively, (a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any capital stock or other Equity Interest of Borrower or any Subsidiary, (b) any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any capital stock or other Equity Interest or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Credit Availability” means, as of any date, the difference between (a) the aggregate amount of the Revolving Credit Commitments of the Revolving Credit Lenders on such date less (b) the total Revolving Credit Exposure of the Revolving Credit Lenders on such date.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Monthly SOFR Rate Loans, having the same Interest Period, made by each of the Revolving Credit Lenders pursuant to Section 2.1(a).

“Revolving Credit Borrowing Request” means a writing, substantially in the form of Exhibit C, properly completed and signed by Borrower, requesting a Revolving Credit Borrowing.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to Borrower pursuant to Section 2.1(a), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate Outstanding Amount of its Revolving Credit Loans at such time.

“Revolving Credit Facility” means the revolving credit facility provided for and governed by this Agreement.

“Revolving Credit Lender” means, (a) at any time prior to the termination of the Revolving Credit Commitments, any Lender that has a Revolving Credit Commitment at such time, and (b) at any time after the termination of the Revolving Credit Commitments, any Lender that has Revolving Credit Exposure at such time.

“Revolving Credit Loan” has the meaning set forth in Section 2.1(a).

“Revolving Credit Note” means a promissory note made by Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit D.

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“RICO” means the Racketeer Influenced and Corrupt Organization Act of 1970.

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global Inc. and any successor thereto that is a nationally-recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons, in each case, to the extent dealings are prohibited or restricted with such Person under Sanctions or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority in which (a) any Loan Party or any of their Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Credit Extensions will be used, or (c) from which repayment of the Obligations will be derived.

“Scheduled Unavailability Date” has the meaning set forth in Section 3.3(b)(ii).

“SEC” means the U.S. Securities and Exchange Commission, or any successor agency.

“Secured Parties” means the collective reference to Administrative Agent, each Lender, each Bank Product Provider, and any other Person the Obligations owing to which are, or are purported to be, secured by the Collateral under the terms of the Security Documents.

“Securities Account” shall have the meaning set forth in Article 8 of the UCC.

“Security Documents” means each and every Mortgage, security agreement, pledge agreement, mortgage, deed of trust, Account Control Agreement or other collateral security agreement required by or delivered to Administrative Agent from time to time that purport to create a Lien in favor of any of the Secured Parties to secure payment or performance of the Obligations or any portion thereof.

“SOFR” means, with respect to any applicable determination date, the Secured Overnight Financing Rate as administered by the SOFR Administrator.

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“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.

“Solvent” means, with respect to any Person, as of any date of determination, that the fair value of the assets of such Person (at fair valuation) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, that the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, and that, as of such date, such Person will be able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person acting in good faith.

“Special Dividend” means a one-time dividend payable by Borrower to the holders of its common Equity Interests as approved by the board of directors of Borrower in an amount not to exceed $8,500,000, or such higher amount as approved by Administrative Agent, so long as such amount is funded under a Revolving Credit Borrowing (subject to Revolving Credit Availability).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Successor Rate” has the meaning set forth in Section 3.3(b).

“Supported QFC” has the meaning set forth in Section 11.30.

“Sureties” has the meaning set forth in Section 12.3(b).

“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Return” means any return (including any information report), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of any Tax.

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“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means an advance made by any Term Loan Lender to the Borrower under Section 2.1(b).

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans made by each of the Term Loan Lenders pursuant to Section 2.1(b).

“Term Loan Borrowing Request” means a writing, substantially in the form of Exhibit E, properly completed and signed by Borrower, requesting a Term Loan Borrowing.

“Term Loan Commitment” means, as to each Term Loan Lender prior to the Closing Date, its obligation to make a Term Loan to Borrower pursuant to Section 2.1(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 2.1 under the caption “Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Loan Facility” means the term loan facility provided for and governed by this Agreement.

“Term Loan Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Loan Commitment at such time and (b) at any time after the Closing Date, any Lender that holds a Term Loan at such time.

“Term Loan Note” means a promissory note of Borrower payable to the order of a Term Loan Lender evidencing the Term Loan made by such Term Loan Lender, in substantially the form of Exhibit F.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time).

“Test Period” means, at any time, the four (4) consecutive fiscal quarters of Borrower then last ended (in each case taken as one (1) accounting period) for which financial statements have been or are required to be delivered pursuant to this Agreement.

“Susser Bank” means Susser Bank, a Texas State Bank, and its successors and assigns.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and Outstanding Amount of the Term Loans of such Lender at such time.

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“Transactions” means, collectively, the execution, delivery and performance by the Loan Parties of this Agreement, the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof, and the payment of all fees and expenses payable in connection with the foregoing.

“Type” means, with respect to a Loan, refers to whether such Loan is a Base Rate Loan or a Monthly SOFR Rate Loan, and, with respect to a Borrowing, refers to whether such Borrowing is a Base Rate Borrowing or a Monthly SOFR Rate Borrowing.

“UCC” means Chapters 1 through 11 of the Texas Business and Commerce Code as in effect from time to time or the Uniform Commercial Code of any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Pension Liability” means the excess, if any, of (a) the funding target as defined under Section 430(d) of the Code without regard to the special at-risk rules of Section 430(i) of the Code, over (b) the value of plan assets as defined under Section 430(g)(3)(A) of the Code determined as of the last day of each plan year, without regard to the averaging which may be allowed under Section 430(g)(3)(B) of the Code and reduced for any prefunding balance or funding standard carryover balance as defined and provided for in Section 430(f) of the Code.

“U.S.” or “United States” means the United States of America.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 11.30.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.4(g)(ii)(B)(3).

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required

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by applicable Law to be owned by a Person other than Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means each of the Loan Parties and Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Accounting Matters.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements described in Section 5.2, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any Financial Covenant) contained herein, Debt of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either Borrower or the Required Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements described in Section 5.2 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

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Section 1.3 ERISA Matters. If, after the date hereof, there shall occur, with respect to ERISA, the adoption of any applicable Law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by the PBGC or any other Governmental Authority, then either Borrower or the Required Lenders may request a modification to this Agreement solely to preserve the original intent of this Agreement with respect to the provisions hereof applicable to ERISA, and the parties to this Agreement shall negotiate in good faith to complete such modification.

Section 1.4 Reserved.

Section 1.5 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC. Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time. Words denoting gender shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; specific enumeration shall not exclude the general but shall be construed as cumulative; the word “or” is not exclusive; the word “including” (in its various forms) means “including, without limitation”; in the computation of periods of time, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”; and all references to money refer to the legal currency of the United States of America.

Section 1.6 Interpretative Provision. For purposes of Section 9.1, a breach of a Financial Covenant shall be deemed to have occurred as of any date of determination thereof by Borrower, the Required Lenders or as of the last date of any specified measurement period, regardless of when the financial statements or the Compliance Certificate reflecting such breach are delivered to Administrative Agent. Unless otherwise expressly stated, if a Person may not take an action under this Agreement, then it may not take that action indirectly, or take any action assisting or supporting any other Person in taking that action directly or indirectly.

Section 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to central time (daylight or standard, as applicable).

Section 1.8 Other Loan Documents. The other Loan Documents, including the Security Documents, contain representations, warranties, covenants, defaults and other provisions that are in addition to and not limited by, or a limitation of, similar provisions of this Agreement. Such provisions in such other Loan Documents may be different or more expansive than similar

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provisions of this Agreement and neither such differences nor such more expansive provisions shall be construed as a conflict.

Section 1.9 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware Law (or any comparable event under a different jurisdiction’s Laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.10 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the administration of, submission of, calculation of or any other matter related to any reference rate referred to herein or with respect to any rate or with respect to any alternative, comparable or successor rate thereto, or replacement rate thereof (including any Successor Rate), including the selection of such rate and any related spread or other adjustment or whether the composition or characteristics of any such alternative, successor or replacement reference rate (including Successor Rate), as it may or may not be adjusted pursuant to Section 3.3, will be similar to, or produce the same value or economic equivalence of, SOFR or any Successor Rate or (ii) the effect, implementation or composition of any Conforming Changes.

Section 1.11 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE 2.

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.1 The Loans.

(a) Revolving Credit Borrowings. Subject to the terms and conditions of this Agreement, each Revolving Credit Lender severally agrees to make one or more revolving credit loans (each such loan, a “Revolving Credit Loan”) to Borrower from time to time from the Closing Date until the Maturity Date for the Revolving Credit Facility in an aggregate principal amount for such Revolving Credit Lender at any time outstanding up to but not exceeding the amount of such Revolving Credit Lender’s Revolving Credit Commitment, provided that the Revolving Credit Exposure of all Revolving Credit Lenders shall not exceed the aggregate amount of the Revolving Credit Commitments of the Revolving Credit Lenders. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay, and reborrow Revolving Credit Loans hereunder.

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(b) Term Loan Borrowing. Subject to the terms and conditions of this Agreement, each Term Loan Lender severally agrees to make, on the Closing Date, a single Term Loan to Borrower in an amount equal to such Term Loan Lender’s Term Loan Commitment. The Term Loan Commitment of each Term Loan Lender shall automatically terminate immediately after the Term Loan Borrowing occurs on the Closing Date. Borrower may not borrow, repay, and reborrow the Term Loans. The initial Commitment of each Term Loan Lender shall be automatically and permanently reduced to zero on the Closing Date after the funding of the Term Loans to Borrower.

(c) Borrowing Procedure. Each Borrowing and each conversion of a Borrowing from one Type to the other shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 11:00 a.m. on the requested date of any Borrowing. Each telephonic notice by Borrower pursuant to this Section 2.1(c) must be confirmed promptly by delivery to Administrative Agent of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of or conversion to a Monthly SOFR Rate Borrowing shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Section 2.2(c), each Borrowing of or conversion to a Base Rate Borrowing shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof; provided that a Base Rate Borrowing may be in an amount equal to the Revolving Credit Availability. Each Borrowing Request (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing or a conversion of Borrowings from one Type to the other, (ii) the requested date of the Borrowing or conversion, as the case may be (which shall be a Business Day), (iii) the principal amount of Borrowings to be borrowed or converted, and (iv) the Type of Borrowings to be borrowed or to which existing Borrowings are to be converted. If Borrower fails to specify a Type of Borrowing in a Borrowing Request or if Borrower fails to give a timely notice requesting a conversion, then the applicable Borrowings shall be made as, or converted to, Monthly SOFR Rate Borrowings. Notwithstanding anything in this Agreement to the contrary, Loans may only be Monthly SOFR Rate Loans, except as otherwise provided in Section 3.3(a).

(d) Funding. Following receipt of a Borrowing Request, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Borrowings, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Borrowings as described in Section 2.1(c). In the case of a Borrowing, each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Principal Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the Funding Account with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower.

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(e) Continuations and Conversions. Except as otherwise provided herein, a Monthly SOFR Rate Borrowing may be continued or converted only on the last day of an Interest Period for such Monthly SOFR Rate Borrowing. During the existence of a Default, no Loans may be requested as, converted to or continued as Monthly SOFR Rate Borrowings without the consent of the Required Lenders.

(f) Notifications. Administrative Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Monthly SOFR Rate Borrowings upon determination of such interest rate.

Section 2.2 Reserved.

Section 2.3 Fees.

(a) Fees. Borrower agrees to pay to Administrative Agent and Arranger, for the account of Administrative Agent, Arranger and each Lender, as applicable, fees, in the amounts and on the dates set forth in the Fee Letter.

(b) Reserved.

(c) Commitment Fees. Borrower agrees to pay to Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 11.22, with its Applicable Percentage a commitment fee (“Commitment Fees”) on the daily average unused amount of the Revolving Credit Commitment of such Revolving Credit Lender for the period from and including the date of this Agreement to and including the Maturity Date for the Revolving Credit Facility (including at any time during which one or more of the conditions in Article 4 is not met), at a rate equal to the applicable amount set forth for Commitment Fees in the definition of Applicable Margin. Accrued Commitment Fees shall be assessed quarterly in arrears at the end of each April, July, October, and January and payable on the fifteenth day of each month following each such quarter end during the term of this Agreement and on the Maturity Date for the Revolving Credit Facility.

Section 2.4 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments of principal, interest, and other amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Administrative Agent for the account of Administrative Agent or the pro rata accounts of the applicable Lenders, as applicable, at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all Taxes at the time and in the manner provided herein. Payments by check or draft shall not constitute payment in immediately available funds until the required amount is actually received by Administrative Agent in full. Payments in immediately available funds received by Administrative Agent in the place designated for payment on a Business Day prior to 11:00 a.m. at such place of payment shall be credited prior to the close of business on the Business Day received, while payments received by Administrative Agent on a day other than a Business Day or after 11:00 a.m. on a Business Day shall not be credited until the next succeeding Business Day. If any payment of principal or interest required under the Loan Documents shall become due and payable on a day other than a Business Day,

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then such payment shall be made on the next succeeding Business Day. Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment. Administrative Agent is hereby authorized upon notice to Borrower to charge the account of Borrower maintained with Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender that such Lender will not make available to Administrative Agent such Lender’s share of a Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to the applicable Borrowing. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(c) Payments by Borrower; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the applicable Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the applicable Lenders, as applicable, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.5 Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of

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business; provided that such Lender or Administrative Agent may, in addition, request that such Loans be evidenced by the Notes. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

Section 2.6 Reserved.

Section 2.7 Interest; Payment Terms.

(a) Revolving Credit Loans – Payment of Principal and Interest; Revolving Nature. The unpaid principal amount of each Borrowing of the Revolving Credit Loans shall, subject to the following sentence and Section 2.7(f), bear interest at the applicable Interest Rate. If at any time such rate of interest would exceed the Maximum Rate but for the provisions hereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Revolving Credit Loans below the Maximum Rate until the aggregate amount of interest accrued on the Revolving Credit Loans equals the aggregate amount of interest which would have accrued on the Revolving Credit Loans if the interest rate had not been limited by the Maximum Rate. All accrued but unpaid interest on the principal balance of the Revolving Credit Loans shall be payable on the fifteenth (15th) day of each calendar month and on the Maturity Date for the Revolving Credit Facility, provided that interest accruing at the Default Interest Rate pursuant to Section 2.7(f) shall be payable on demand. The then Outstanding Amount of the Revolving Credit Loans and all accrued but unpaid interest thereon shall be due and payable on the Maturity Date for the Revolving Credit Facility. The unpaid principal balance of the Revolving Credit Loans at any time shall be the total amount advanced hereunder by Revolving Credit Lenders less the amount of principal payments made thereon by or for Borrower, which balance may be endorsed on the Revolving Credit Notes from time to time by Revolving Credit Lenders or otherwise noted in Revolving Credit Lenders’ and/or Administrative Agent’s records, which notations shall be, absent manifest error, conclusive evidence of the amounts owing hereunder from time to time.

(b) Term Loan – Payment of Principal and Interest. The unpaid principal amount of the Term Loans shall, subject to the following sentence and Section 2.7(f), bear interest at the applicable Interest Rate. If at any time such rate of interest shall exceed the Maximum Rate but for the provisions thereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Term Loans below the Maximum Rate until the aggregate amount of interest accrued on the Term Loans equals the aggregate amount of interest which would have accrued on the Term Loans if the interest rate had not been limited by the Maximum Rate. All accrued but unpaid interest on the principal balance of the Term Loans shall be payable by Borrower on each Payment Date and on the Maturity Date for the Term Loan Facility, provided that interest accruing

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at the Default Interest Rate pursuant to Section 2.7(f) shall be payable on demand. In addition, the principal balance of the Outstanding Amount of the Term Loans shall be due and payable (i) in equal monthly installments, each in an amount sufficient to fully amortize the Term Loan based on a twenty-five (25) year mortgage style amortization and an interest rate equal to the Applicable Rate, on the first day of each calendar month during the term hereof, commencing September 1, 2022, and (ii) in one final installment on the Maturity Date for the Term Loan Facility in the amount of the then Outstanding Amount of the Term Loans and all accrued but unpaid interest thereon.

(c) Computation Period. Interest on the Loans and all other amounts payable by Borrower hereunder on a per annum basis shall be computed on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate or to the extent such Loan bears interest based upon the Base Rate, in which case interest shall be calculated on the basis of a 365-day year or 366-day year, as the case may be. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the Business Day received. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Unconditional Payment. Borrower is and shall be obligated to pay all principal, interest and any and all other amounts which become payable under any of the Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever. If at any time any payment received by Administrative Agent hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Debtor Relief Law, then the obligation to make such payment shall survive any cancellation or satisfaction of the Obligations under the Loan Documents and shall not be discharged or satisfied with any prior payment thereof or cancellation of such Obligations, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

(e) Partial or Incomplete Payments. Subject to Section 9.3, if at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. Remittances in payment of any part of the Obligations under the Loan Documents other than in the required amount in immediately available funds at the place where such Obligations are payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Administrative Agent in full in accordance herewith and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance

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with the practice of the collecting bank or banks. Acceptance by Administrative Agent of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default.

(f) Default Interest Rate. For so long as any Event of Default exists, regardless of whether or not there has been an acceleration of the Loans, and at all times after the maturity of the Loans (whether by acceleration or otherwise), and in addition to all other rights and remedies of Administrative Agent or Lenders hereunder, (A) interest shall accrue on the Outstanding Amount of the Loans at the Default Interest Rate and (B) interest shall accrue on all other outstanding Obligations at the Default Interest Rate, and, in each case, such accrued interest shall be immediately due and payable. All such interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law. Borrower acknowledges that it would be extremely difficult or impracticable to determine Administrative Agent’s or Lenders’ actual damages resulting from any late payment or Event of Default, and such accrued interest are reasonable estimates of those damages and do not constitute a penalty.

Section 2.8 Voluntary Termination or Reduction of Revolving Credit Commitments; Prepayments.

(a) Voluntary Termination or Reduction of Revolving Credit Commitments. Borrower may, upon written notice to Administrative Agent, terminate the Revolving Credit Commitments, or from time to time permanently reduce the Revolving Credit Commitments; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,500,000 or any whole multiple of $500,000 in excess thereof, and (iii) Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Revolving Credit Exposure of all Revolving Credit Lenders would exceed the aggregate amount of the Revolving Credit Commitments of the Revolving Credit Lenders. Administrative Agent will promptly notify Revolving Credit Lenders of any such notice of termination or reduction of the Revolving Credit Commitments. Any reduction of the Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

(b) Voluntary Prepayments. Subject to the conditions set forth below, Borrower shall have the right, at any time and from time to time upon at least three (3) Business Days’ prior written notice to Administrative Agent, to prepay the principal of the Term Loans or the Revolving Credit Loans in full or in part. All prepayments of Term Loans under this Section 2.8(b) shall be applied to the remaining scheduled amortization payments of the Term Loans in inverse order of maturity.

(c) Mandatory Prepayment of Revolving Credit Facility. If at any time the Revolving Credit Exposure of the Revolving Credit Lenders exceeds the Revolving Credit

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Commitments of all Revolving Credit Lenders then in effect, then Borrower shall immediately prepay the entire amount of such excess to Administrative Agent, for the ratable account of the Revolving Credit Lenders in an aggregate amount equal to such excess. Each prepayment required by this Section 2.8(c) shall be applied, first, to any Base Rate Borrowings then outstanding, and, second, to any Monthly SOFR Rate Borrowings then outstanding, and if more than one (1) Monthly SOFR Rate Borrowing is then outstanding, to such Monthly SOFR Rate Borrowings in such order as Borrower may direct, or if Borrower fails to so direct, as Administrative Agent shall elect.

(d) Mandatory Prepayment of Term Loans.

(i) If any Loan Party or any of its Subsidiaries Disposes of any Property (other than any Disposition of any Property permitted by Section 7.8(a) or Section 7.8(d) through (i)) which results in the realization by such Person of Net Cash Proceeds, Borrower shall prepay an aggregate principal amount of Term Loans equal to one hundred percent 100% of such Net Cash Proceeds within one (1) Business Day of receipt thereof by such Person (such prepayments to be applied as set forth in clause (v) below); provided, however, that with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.8(d)(i), at the election of Borrower (as notified by Borrower to Administrative Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 60 days after the receipt of such Net Cash Proceeds, such reinvestment shall have been consummated (as certified by Borrower in writing to Administrative Agent); and provided further, however, that (A) any Net Cash Proceeds not so reinvested within such 60 day period shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 2.8(d)(i), and (B) if an Event of Default has occurred and is continuing at any time that any Loan Party or any of its Subsidiaries receives or is holding any Net Cash Proceeds which have not yet been reinvested, such Net Cash Proceeds shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 2.8(d)(i). Notwithstanding anything contained in this clause (i), Borrower shall not be required to prepay the Term Loan with the Net Cash Proceeds received by Borrower with respect to the sale of the real Property located at 249 E. NC HWY. 54, Unit 100, Durham, NC 27713.

(ii) Concurrently with the issuance by any Loan Party of any of its stock or other Equity Interests (other than to another Loan Party and other than issuances of stock or Equity Interests to directors, officers or employees in connection with their past, present or future service to Borrower, or to third parties in return for goods, property or services, or in connection with the exercise of stock options or warrants), Borrower shall prepay the Term Loans in the amount equal to one hundred percent (100%) of the Net Cash Proceeds thereof, which prepayment shall be applied as set forth in clause (v) below.

(iii) Concurrently with the incurrence or issuance by any Loan Party of any Debt (other than Debt expressly permitted to be incurred or issued pursuant to

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Section 7.1), Borrower shall prepay the Term Loans in an amount equal to one hundred percent (100%) of the Net Cash Proceeds thereof, which prepayment shall be applied as set forth in clause (vi) below.

(iv) Upon any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries, and not otherwise included in clause (i) of this Section 2.8(d), Borrower shall prepay an aggregate principal amount of Term Loans equal to one hundred percent 100% of all Net Cash Proceeds received therefrom within one (1) Business Day of receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clause (v) below); provided, however, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of Borrower (as notified by Borrower to Administrative Agent on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may apply within 60 days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real Property in respect of which such cash proceeds were received; and provided further, however, that (A)] any cash proceeds not so applied within such 60 day period shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 2.8(d)(iv), and (B) if an Event of Default has occurred and is continuing at any time that any Loan Party or any of its Subsidiaries receives or is holding any Net Cash Proceeds which have not yet been applied to replace or repair the equipment, fixed assets or real Property in respect of which such cash proceeds were received, such cash proceeds shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 2.8(d)(iv).

(v) Upon the occurrence of any event triggering the prepayment requirement under clauses (i) through (iv) above, Borrower shall deliver written notice thereof to Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment of the Loans under this Section 2.8(d) shall be applied as follows: first, to the remaining scheduled amortization payments of the Term Loans in inverse order of maturity and second, to the extent of any excess, to repay the Revolving Credit Loans, without a corresponding reduction in the Revolving Credit Commitments.

(e) Payment of Interest. If there is a prepayment of all or any portion of the principal of the Term Loans or the Revolving Credit Loans on or before the Maturity Date for such Loans, whether voluntary or mandatory or because of acceleration or otherwise, such prepayment shall also include any and all accrued but unpaid interest on the amount of principal being so prepaid through and including the date of prepayment, plus any other sums which have become due to Lenders under the other Loan Documents on or before the date of prepayment, but which have not been fully paid.

Section 2.9 Uncommitted Increase in Revolving Credit Commitments.

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(a) Request for Increase. So long as no Default or Event of Default has occurred and is continuing, upon notice to Administrative Agent (which shall promptly notify the Lenders), Borrower may from time to time, request an increase in the aggregate Revolving Credit Commitments (a “Revolving Facility Increase”) by an amount (for all such requests) not exceeding $5,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $1,500,000, (ii) Borrower may make a maximum of three such requests and (iii) no Lender shall be required or otherwise obligated to provide any portion of such Revolving Facility Increase. To achieve the full amount of a requested Revolving Facility Increase, and subject to the approval of Administrative Agent, Borrower may (I) request that one or more Lenders increase their Revolving Credit Commitment, (II) invite all Lenders to increase their respective Revolving Credit Commitment, and/or (III) invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance satisfactory to Administrative Agent and its counsel.

(b) Notification by Administrative Agent; Additional Revolving Credit Lenders. In the event the Borrower invites all Revolving Credit Lenders to increase their respective Revolving Credit Commitment, then at the time of sending such notice, Borrower (in consultation with Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Revolving Credit Lenders). Each Revolving Credit Lender shall notify Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment. Administrative Agent shall notify Borrower and each Lender of the Revolving Credit Lenders’ responses to each request made hereunder.

(c) Effective Date and Allocations. If the Revolving Credit Commitments are increased in accordance with this Section, Administrative Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. Administrative Agent shall promptly notify Borrower and the Lenders of the details of the final allocation of such increase and the Increase Effective Date.

(d) Conditions to Effectiveness of Increase. As a condition precedent to such increase, Borrower shall deliver to Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party, in each case in form and substance satisfactory to Administrative Agent, (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 5 and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.9, the representations and warranties contained in Section 4.2 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.1, and (B) no Default exists.

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(e) Pro Rata Treatment; Etc. On the Increase Effective Date, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Revolving Credit Commitment shall make available to Administrative Agent such amounts in immediately available funds as Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Credit Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Credit Loans, and Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Credit Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of Administrative Agent, in order to effect such reallocation and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Credit Loans as of the date of any increase (or addition) in the Revolving Credit Commitments (with such reborrowing to consist of the Types of Revolving Credit Loans, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.1(b)). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Monthly SOFR Rate Loan, shall be subject to the provisions of Section 3.5 if the deemed payment occurs other than on the last day of the related Interest Periods]. Within a reasonable time after the effective date of any increase or addition, Administrative Agent shall, and is hereby authorized and directed to, revise Schedule 2.1 to reflect such increase or addition and shall distribute such revised Schedule 2.1 to each of the Lenders and the Borrower, whereupon such revised Schedule 2.1 shall replace the old Schedule 2.1 and become part of this Agreement.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 11.10 or 11.23 to the contrary.

Section 2.10 MIRE Event. Notwithstanding anything to the contrary herein, if the Obligations are secured by any real Property located in a “special flood hazard area”, no MIRE Event may be closed until the date that is thirty (30) days (in each case, the “Notice Period”), after Administrative Agent has delivered to the Lenders the following documents in respect of such real Property: (i) a completed flood hazard determination from a third-party vendor; (ii) if such real Property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by applicable Flood Insurance Regulations, evidence of required flood insurance; provided that any such MIRE Event may be closed prior to the Notice Period if Administrative Agent shall have received confirmation from each Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.

ARTICLE 3.

TAXES, YIELD PROTECTION AND INDEMNITY

Section 3.1 Increased Costs.

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(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in Monthly SOFR);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation in any such Loan;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital or Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 3.1(a) or (b) and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to

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compensate a Lender pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)‑month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.2 Illegality. If any Lender determines that any Law or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Monthly SOFR, or to determine or charge interest rates based upon the SOFR or Monthly SOFR, then, on notice thereof by such Lender to Borrower through Administrative Agent, (a) any obligation of such Lender to make or continue Monthly SOFR Rate Loans or to convert Base Rate Loans to Monthly SOFR Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Monthly SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Monthly SOFR component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Monthly SOFR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Monthly SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Monthly SOFR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Monthly SOFR Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR or Monthly SOFR, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Monthly SOFR component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Monthly SOFR. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.3 Changed Circumstances; Successor Rate.

(a) Changed Circumstances. If in connection with any request for a Monthly SOFR Rate Loan or a conversion of Base Rate Loans to Monthly SOFR Rate Loans or the continuation of any of such Loans, as applicable, (i) Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.3(b), and the circumstances under clause (i) of Section 3.3(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Monthly SOFR with respect to a proposed Monthly SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) Administrative Agent or the Required Lenders determine that for any

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reason that Monthly SOFR with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Borrower and each Lender,

Thereafter, (x) the obligation of the Lenders to make or maintain Monthly SOFR Rate Loans, or to convert Base Rate Loans to Monthly SOFR Rate Loans, shall be suspended (to the extent of the affected Monthly SOFR Rate Loans), and (y) in the event of a determination described in the preceding sentence with respect to the SOFR component of the Base Rate, the utilization of the SOFR component in determining the Base Rate shall be suspended, in each case until Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.3(a), until Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) Borrower may revoke any pending request for a Borrowing of, or conversion to, Monthly SOFR Rate Loans (to the extent of the affected Monthly SOFR Rate Loans) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Monthly SOFR Rate Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of the month

(b) Replacement of Monthly SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if Administrative Agent determines (which determination shall be conclusive absent manifest error), or Borrower or Required Lenders notify Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining Monthly SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over Administrative Agent or such administrator with respect to its publication of Monthly SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which Monthly SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to Administrative Agent, that will continue to provide Monthly SOFR after such specific date (the latest date on which Monthly SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by Administrative Agent (any such date, the “Monthly SOFR Replacement Date”), which date shall be on an Interest Rate

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Change Date or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Monthly SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the Applicable Margin for any payment period for interest calculated that can be determined by Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the Applicable Margin, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Monthly SOFR Replacement Date, or (ii) if the events or circumstances of the type described in clauses (i) or (ii) above have occurred with respect to the Successor Rate then in effect, then in each case, Administrative Agent and Borrower may amend this Agreement solely for the purpose of replacing Monthly SOFR or any then current Successor Rate in accordance with this Section at the end of any Interest Rate Change Date, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent shall have posted such proposed amendment to all Lenders and Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to Administrative Agent written notice that such Required Lenders object to such amendment.

Administrative Agent will promptly (in one or more notices) notify Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than the Floor, the Successor Rate will be

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deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower and the Lenders reasonably promptly after such amendment becomes effective

Section 3.4 Taxes.

(a) Defined Terms. For purposes of this Section, the term “applicable Law” includes FATCA.

(b) Payment Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

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(e) Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to such Lender from any other source against any amount due to Administrative Agent under this Section 3.4(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.4, such Loan Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

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(A) any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W‑8BEN (or IRS Form W-8BEN-E, if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or IRS Form W‑8BEN‑E, if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G‑2 or Exhibit G‑3, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the

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portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G‑4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including by the payment of additional amounts pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the

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amount paid over pursuant to this Section 3.4(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.4(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.4(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.4(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.4 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.5 Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower (for a reason other than the failure of such Lender to lend any Loan other than a Base Rate Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower (regardless of whether such notice may be revoked by Borrower under the terms of this Agreement and is revoked in accordance herewith); or

(c) any assignment of a any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.6(b);

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Section 3.6 Mitigation of Obligations; Replacement of Lenders.

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(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.1, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.4, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.4, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.1, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.4 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.6(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or Section 3.4) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 11.8;

(ii) such Lender shall have received payment of an amount equal to the Outstanding Amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.4, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

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A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (x) an assignment required pursuant to this Section 3.6 may be effected pursuant to an Assignment and Assumption executed by Borrower, Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or Administrative Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Section 3.7 Survival. All of the obligations under this Article 3 shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

ARTICLE 4.

CONDITIONS PRECEDENT

Section 4.1 Initial Extension of Credit. The obligation of the Lenders to make the initial Credit Extension hereunder is subject to the condition precedent that Administrative Agent shall have received all of the following, each dated (unless otherwise indicated or otherwise specified by Administrative Agent) the Closing Date, in form and substance satisfactory to Administrative Agent:

(a) Credit Agreement. Counterparts of this Agreement executed by each party hereto;

(b) Resolutions. Resolutions of the board of directors (or other governing body) of Borrower and each other Loan Party that is not a natural Person certified by the secretary or an assistant secretary (or a Responsible Officer or other custodian of records) of such Person which authorize the execution, delivery, and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to be a party;

(c) Incumbency Certificate. A certificate of incumbency certified by a Responsible Officer of each Loan Party that is not a natural Person certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which Borrower and each other Loan Party is or is to be a party (including the certificates contemplated herein) on behalf of such Person together with specimen signatures of such individual Persons;

(d) Certificate Regarding Consents, Licenses and Approvals. A certificate of a Responsible Officer of each Loan Party either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is

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a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required;

(e) Closing Certificate. A certificate signed by a Responsible Officer of Borrower certifying that the conditions specified in Sections 4.2(b), (c) and (d) have been satisfied;

(f) Solvency Certificate. A solvency certificate signed by the chief financial officer of Borrower (or another Responsible Officer of Borrower acceptable to Administrative Agent);

(g) Constituent Documents. The Constituent Documents and all amendments thereto for each Loan Party that is not a natural Person, with the formation documents included in the Constituent Documents being certified as of a date acceptable to Administrative Agent by the appropriate government officials of the state of incorporation or organization of each Loan Party, and all such Constituent Documents being accompanied by certificates that such copies are complete and correct, given by an authorized representative acceptable to Administrative Agent;

(h) Governmental Certificates. Certificates of the appropriate government officials of the state of incorporation or organization of each Loan Party that is not a natural Person as to the existence and good standing of each Loan Party that is not a natural Person. Each certificate or other evidence required by this clause (i) shall be dated within ten (10) days prior to the Closing Date;

(i) Notes. The Notes executed by Borrower in favor of each Lender requesting Notes;

(j) Security Documents. The Security Documents executed by Borrower and the other Loan Parties;

(k) Pledged Equity Interests; Stock Powers; Pledged Notes. (i) The certificates representing any Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to Administrative Agent pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof;

(l) Account Control Agreements. Account Control Agreements with respect to each Deposit Account, Securities Account and Commodity Account of any Loan Party in existence on the Closing Date;

(m) Financing Statements, etc. Each document (including any UCC financing statements reflecting the Loan Parties, as debtors, and Administrative Agent, as secured party) required by the Security Documents or under applicable Law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in

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right to any other Person (other than Permitted Liens that have priority over the Liens in favor of the Administrative Agent under applicable Law), each of which shall, if applicable be in proper form for filing, registration or recordation;

(n) Guaranty. A Guaranty executed by each Guarantor;

(o) Insurance Matters. Copies of insurance certificates describing all insurance policies required by Section 6.5, together with endorsements providing that Administrative Agent is lender’s loss payable with respect to each insurance policy covering Collateral and additional insured with respect to each insurance policy covering liabilities;

(p) Lien Searches. The results of UCC, Tax lien and judgment lien searches showing all financing statements and other documents or instruments on file against Borrower and each other Loan Party in the appropriate filing offices, such search to be as of a date no more than thirty (30) days prior to the Closing Date, and reflecting no Liens against any of the intended Collateral other than Liens being released or assigned to Administrative Agent on or prior to the Closing Date and Permitted Liens;

(q) Opinions of Counsel. A favorable opinion of _________________, legal counsel to Borrower and each other Loan Party, addressed to Administrative Agent and the Lenders and dated the Closing Date, in form and substance satisfactory to Administrative Agent, with respect to such matters as Administrative Agent may reasonably request, and a favorable opinion of ____________________, local counsel to Borrower, addressed to Administrative Agent and the Lenders and dated the Closing Date, in form and substance satisfactory to Administrative Agent, with respect to as to such matters as Administrative Agent may reasonably request;

(r) Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 11.1, to the extent invoiced, shall have been paid in full by Borrower;

(s) Legal Due Diligence. Administrative Agent and its counsel shall have completed all business, legal and regulatory due diligence (including review of Material Agreements), the results of which shall be satisfactory to Administrative Agent in its sole discretion;

(t) Material Agreements. True and correct copies of all Material Agreements described on Schedule 5.27;

(u) Environmental Reports. Such environmental reports regarding the real Properties of the Loan Parties and their Subsidiaries as Administrative Agent may reasonably request and Administrative Agent shall be reasonably satisfied with the environmental condition of the Properties of the Loan Parties and their Subsidiaries;

(v) KYC Information; Beneficial Ownership Information. Borrower and each of the other Loan Parties shall have provided to Administrative Agent and the Lenders at least five (5) Business Days prior to the Closing Date (i) the documentation and other information requested by Administrative Agent as it deems necessary in order to comply

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with requirements of any Anti-Corruption Laws and Anti-Terrorism Laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations and (ii) to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower;

(w) Closing Fees. Evidence that (i) all fees required to be paid to Administrative Agent and Arranger on or before the Closing Date have been paid, and (ii) all fees required to be paid to the Lenders on or before the Closing Date have been paid;

(x) Funding Account. A notice setting forth the deposit account of the Borrower (the “Funding Account”) to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowing requested or authorized pursuant to this Agreement;

(y) Corporate Structure. The corporate structure, capital structure and other material debt instruments, material accounts and governing documents of Borrower and its Subsidiaries shall be acceptable to the Administrative Agent in its reasonable discretion;

(z) Financial Statements. (A) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of November 30, 2021, and the related audited statements of income and retained earnings and cash flows for the fiscal year ended November 30, 2021 and (B) unaudited consolidated balance sheet of Borrower and its Subsidiaries as of February 28, 2022 and related unaudited interim statements of income and retained earnings (collectively, the “Historical Financial Statements”);

(aa) Financial Projections. Pro forma consolidated financial statements for Borrower and its Subsidiaries, and projections prepared by management of Borrower, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of this Agreement, which shall be in form and substance reasonably acceptable to Administrative Agent not be inconsistent with any financial information or projections previously delivered to Administrative Agent;

(bb) Flood Insurance Matters. (i) A certificate executed by a Responsible Officer of Borrower providing the address or legal description of each Building or Manufactured (Mobile) Home (each as defined in applicable Flood Insurance Regulations) included in the Mortgages, (ii) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each such Building or Manufactured (Mobile) Home and, (iii) if any such Building or Manufactured (Mobile) Home is so included and located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence that all flood insurance required under applicable Flood Insurance Regulations and under the policies of the Lenders has been obtained;

(cc) Real Property Acquisition. (i) Evidence that all conditions precedent to the closing of the Real Property Acquisition, except the funding of the Term Loans to enable

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Borrower to fund in part its obligations in respect of the Real Property Acquisition, shall have been completed in a manner satisfactory to Administrative Agent and (ii) satisfactory evidence that all Debt secured by the real property, improvements, fixtures, and other assets to be acquired in connection with the Real Property Acquisition has been, or concurrently with the funding of the Term Loans hereunder is being, paid in full and all Liens encumbering the real property and other assets to be acquired in connection with the Real Property Acquisition have been, or concurrently with the funding of the Term Loans hereunder are being, released pursuant to lien releases (including mortgage releases and UCC-3 financing statement terminations) satisfactory to Administrative Agent;

(dd) Payoff of Existing Indebtedness; Release of Liens. Evidence that all commitments under the Existing Credit Agreement have been or concurrently with the Closing Date are being terminated, and all outstanding amounts thereunder paid in full and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released pursuant to lien releases or other termination documents or assigned to Administrative Agent pursuant to assignment documents, in either case, satisfactory to Administrative Agent;

(ee) Collateral Access Agreements. Collateral Access Agreements executed by _______________, as landlord with respect to the leased property located at __________________;

(ff) Owned Real Estate Support Documents. With respect to each real Property that is owned in fee simple by any Loan Party (including, without limitation, all real Property acquired with respect to the Real Property Acquisition): (i) a Mortgage and evidence of the proper recordation of such Mortgage (or the delivery of any such Mortgage to the applicable title insurance company for recordation, on or immediately after the Closing Date) in the appropriate filing office, and (ii) the Owned Real Estate Support Documents with respect to such real Property; and

(gg) Additional Documentation. Such additional approvals, opinions, or documents as Administrative Agent or its legal counsel may reasonably request.

For purposes of determining compliance with the conditions set forth in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or be acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.2 All Extensions of Credit. The obligation of the Lenders to make any Credit Extension hereunder (including the initial Credit Extension) is subject to the following additional conditions precedent:

(a) Request for Credit Extension. Administrative Agent shall have received in accordance with this Agreement, as the case may be, a Revolving Credit Borrowing

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Request, or Term Loan Borrowing Request, as applicable, pursuant to Administrative Agent’s requirements and executed by a Responsible Officer of Borrower;

(b) No Default. No Default shall have occurred and be continuing, or would result from or after giving effect to such Credit Extension;

(c) Representations and Warranties. All of the representations and warranties of Borrower and each other Loan Party contained in Article 5 and in the other Loan Documents shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct in all respects on and as of the date of such Borrowing, and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Borrowing, in each case with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in the case of such representations and warranties that contain a materiality qualification, in all respects) as of such earlier date, and except that for purposes of this Section 4.2, the representations and warranties contained in Section 5.2 shall be deemed to refer to the most recent statements furnished pursuant to Section 6.1(a) and (b), respectively; and

(d) Availability. With respect to any request for a Credit Extension under the Revolving Credit Commitments, after giving effect to the Credit Extension so requested, the total Revolving Credit Exposure of the Revolving Credit Lenders shall not exceed the aggregate Revolving Credit Commitments of the Revolving Credit Lenders in effect as of the date of such Credit Extension.

Each Credit Extension hereunder shall be deemed to be a representation and warranty by Borrower that the conditions specified in this Section 4.2 have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent and the Lenders to enter into this Agreement, and to make Credit Extensions hereunder, Borrower and each other Loan Party represents and warrants to Administrative Agent and the Lenders that:

Section 5.1 Entity Existence. Each Loan Party and each Subsidiary thereof (a) is duly incorporated or organized, as the case may be, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party has the power and authority to execute, deliver, and

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perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

Section 5.2 Financial Statements; Etc. Borrower has delivered the Historical Financial Statements to the Administrative Agent. Such financial statements are true and correct, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements. No Material Adverse Effect and no circumstance which could reasonably be expected to have a Material Adverse Effect has occurred since the date of the financial statements referred to in this Section 5.2. All projections delivered by Borrower to Administrative Agent and the Lenders have been prepared in good faith, with care and diligence and using assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to Administrative Agent and the Lenders and all such assumptions are disclosed in the projections. Other than the Debt listed on Schedule 7.1 and Debt otherwise permitted by Section 7.1, Borrower and each Subsidiary have no Debt.

Section 5.3 Action; No Breach. The execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which such Person is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of such Person and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the Constituent Documents of such Person (if such Person is not a natural Person), (ii) any applicable Law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any Material Agreement to which such Person is a party or by which it or any of its Properties is bound or subject, or (b) constitute a default under any such Material Agreement, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person.

Section 5.4 Operation of Business. Each Loan Party and its Subsidiaries possesses all material licenses, permits, consents, authorizations, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its respective businesses substantially as now conducted and as presently proposed to be conducted, and neither any Loan Party nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing.

Section 5.5 Litigation and Judgments. Except as specifically disclosed in Schedule 5.5 as of the Closing Date, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of any Loan Party after a reasonable investigation, threatened against or affecting any Loan Party or any of its Subsidiaries or against any of their Properties that could, if adversely determined, reasonably be expected to have a Material Adverse Effect. There are no outstanding judgments against any Loan Party or any of its Subsidiaries. Since the date hereof, there has been no adverse change in the status of any matter set forth on Schedule 5.5 that, taking into account the availability of any appeals, could reasonably be expected to increase materially the likelihood of a Material Adverse Effect resulting therefrom.

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Section 5.6 Rights in Properties; Liens. Each Loan Party and its Subsidiaries has good and indefeasible title to or valid leasehold interests in its respective Properties, including the Properties reflected in the financial statements described in Section 5.2, and none of the Properties of any Loan Party or any of its Subsidiaries is subject to any Lien, except Permitted Liens.

Section 5.7 Enforceability. This Agreement constitutes, and the other Loan Documents to which any Loan Party is a party, when delivered, shall constitute legal, valid, and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as limited by Debtor Relief Laws and general principles of equity.

Section 5.8 Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by any Loan Party of this Agreement and the other Loan Documents to which such Person is or may become a party or the validity or enforceability thereof other than the recording and filing of the Security Documents and financing statements in connection therewith.

Section 5.9 Taxes. Each of the Loan Parties and each of their Subsidiaries has filed on a timely basis all Tax Returns required to be filed, including all income, franchise, employment, Property, and sales Tax Returns. Each such Tax Return is true, correct and complete in all material respects. Each of the Loan Parties and each of their Subsidiaries has paid all of its respective liabilities for Taxes, assessments, governmental charges, and other levies that are due and payable (whether or not shown on any Tax Return), other than Taxes, if any, the payment of which is being contested in good faith and by appropriate proceedings and reserves for the payment of which are being maintained in accordance with GAAP. No Loan Party knows of any pending investigation of any Loan Party or any of their Subsidiaries by any taxing authority or of any pending but unassessed material Tax liability of any Loan Party or any of its Subsidiaries. No claim has ever been made or is expected to be made by any Governmental Authority in a jurisdiction where any Loan Party or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. No Loan Party nor any of their Subsidiaries has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of a Loan Party or its Subsidiaries or for which any Loan Party or its Subsidiaries may be liable. Except as set forth on Schedule 5.9, no Loan Party nor any Subsidiary thereof is, or has been party to any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes.

Section 5.10 Use of Proceeds; Margin Securities. The proceeds of the Revolving Credit Borrowings shall be used by Borrower for working capital in the ordinary course of business, to make Borrower Equity Interest Repurchases, to pay a portion of the Special Dividend, and for other general corporate purposes. The proceeds of the Term Loans will be used by Borrower to fund a portion of the acquisition costs in connection with the Real Property Acquisition. Neither any Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loan

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will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person, or in any other manner that will result in any violation by any Person (including any Lender, any Arranger or Administrative Agent) of any Anti-Terrorism Laws, Anti-Corruption Laws or any Sanctions.

Section 5.11 ERISA. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of any Loan Party, nothing has occurred which would prevent, or cause the loss of, such qualification. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority with respect to any Plan or Multiemployer Plan. There has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan or Multiemployer Plan. No ERISA Event has occurred or is reasonably expected to occur. No Plan has any Unfunded Pension Liability. No Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA. No Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA). No Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan. No Loan Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA. No Loan Party or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 5.12 Disclosure. No statement, information, report, representation, or warranty made by Borrower or any other Loan Party in this Agreement, in any other Loan Document or furnished to Administrative Agent or any Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Loan Party which could reasonably be expected to have a Material Adverse Effect, or which could in the future reasonably be expected to have a Material Adverse Effect that has not been disclosed in writing to Administrative Agent and each Lender. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 5.13 Subsidiaries. As of the Closing Date, no Loan Party has any Subsidiaries other than those listed on Schedule 5.13 (and, if subsequent to the Closing Date, such additional Subsidiaries as have been formed or acquired in compliance with Section 6.13) and Schedule 5.13 sets forth the jurisdiction of incorporation or organization of each Subsidiary and the percentage of the applicable Loan Party’s ownership interest in such Subsidiary. All of the outstanding capital stock or other Equity Interests of each Subsidiary described on Schedule 5.13 have been validly issued, are fully paid, and are nonassessable. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock or similar options

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granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any Loan Party or any Subsidiary.

Section 5.14 Agreements; No Default. Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction, in each case which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither any Loan Party nor any of its Subsidiaries is in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in (a) any Material Agreement or (b) any judgment, decree or order to which any Loan Party or any Subsidiary thereof is a party or by which any Loan Party or any Subsidiary thereof or any of their respective properties may be bound. No Default has occurred and is continuing.

Section 5.15 Compliance with Laws. No Loan Party nor any of their Subsidiaries is in violation in any material respect of any Law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

Section 5.16 Inventory. All inventory of the Loan Parties and their Subsidiaries has been and will hereafter be produced and maintained in compliance with all applicable Laws, rules, regulations, and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act (29 U.S.C. §§ 201-219).

Section 5.17 Regulated Entities. No Loan Party nor any of their Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under any other federal or state statute, rule or regulation limiting its ability to incur Debt, pledge its assets or perform its obligations under the Loan Documents. No Loan Party is an Affected Financial Institution.

Section 5.18 Environmental Matters.

(a) Each Loan Party and its Subsidiaries, and all of their respective Properties, assets, and operations, are in compliance in all material respects with all Environmental Laws. No Loan Party is aware of, nor has any Loan Party received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of each Loan Party and its Subsidiaries with all Environmental Laws;

(b) Each Loan Party and its Subsidiaries has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and each Loan Party and its Subsidiaries are in compliance with all of the terms and conditions of such permits;

(c) Except for the human blood and tissues that are received, stored, transported and disposed of in the ordinary course of Borrower’s business in accordance with Environmental Laws, no Hazardous Materials exist on, about, or within, or have been used, generated, stored, transported, disposed of on, or Released from, any of the Properties or assets of any Loan Party or any of its Subsidiaries in violation of, or in a manner or to a

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location that could give rise to liability under, any applicable Environmental Laws. The use which each Loan Party and its Subsidiaries make and intend to make of their respective Properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their Properties or assets in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

(d) Neither any Loan Party nor any of its Subsidiaries nor any of their respective currently or previously owned or leased Properties or operations is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) any failure to comply with Environmental Laws, (ii) any Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

(e) There are no conditions or circumstances associated with the currently or previously owned or leased Properties or operations of any Loan Party or any of its Subsidiaries that could reasonably be expected to give rise to any Environmental Liabilities;

(f) Neither any Loan Party nor any of its Subsidiaries is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state Law. Each Loan Party and its Subsidiaries are in compliance with all applicable financial responsibility requirements of all Environmental Laws;

(g) Neither any Loan Party nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

(h) No Lien arising under any Environmental Law has attached to any Property or revenues of any Loan Party or any of its Subsidiaries.

Section 5.19 Intellectual Property. Each Loan Party and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted, except for such Intellectual Property the failure of which to own or license could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and the use thereof does not infringe in any material respect upon the rights of any other Person.

Section 5.20 Anti-Corruption Laws; Sanctions; Etc.

(a) No Loan Party or Subsidiary of any Loan Party or, to the knowledge of any Loan Party, any director, officer, employee, agent, or Affiliate of a Loan Party or any of its Subsidiaries is an individual or entity (“person”) that is, or is owned or controlled by any person that: (i) is a Sanctioned Person or is currently the subject or target of any Sanctions, or (ii) is located, organized or resident, or has assets, in a Sanctioned Country.

(b) The Loan Parties, their Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Loan Parties, agents, are in compliance with all applicable Sanctions and with the FCPA and any other applicable Anti-Corruption Law.

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Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable Anti-Corruption Laws.

Section 5.21 PATRIOT Act. The Loan Parties, each of their Subsidiaries, and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended), and all other enabling legislation or executive order relating thereto, (b) the PATRIOT Act, and (c) all other federal or state Laws relating to “know your customer” (collectively, the “Anti-Terrorism Laws”).

Section 5.22 Insurance. The Properties of each Loan Party and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried in conformity with prudent industry practice by companies engaged in similar businesses and owning similar Properties in localities where such Loan Party or the applicable Subsidiary operates.

Section 5.23 Solvency. After giving effect to the Transactions and each Credit Extension made hereunder, each of Borrower and each other Loan Party is Solvent and has not entered into any transaction with the intent to hinder, delay or defraud a creditor.

Section 5.24 Security Documents. The provisions of the Security Documents are effective to create in favor of Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties party thereto in the Collateral. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect such Liens in Collateral.

Section 5.25 Businesses. Borrower is presently engaged directly or through its Subsidiaries in the business of processing, testing, and cryopreservation of cord blood and stem cells.

Section 5.26 Labor Matters. There are no strikes, work stoppages or other labor controversies pending, or to the knowledge of any Loan Party, threatened against any Loan Party or any of its Subsidiaries. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.

Section 5.27 Material Agreements. Schedule 5.27 sets forth a complete and correct list of all Material Agreements of each Loan Party and each Subsidiary thereof in effect as of the Closing Date and on the date of each update thereof required hereunder. No Loan Party nor any Subsidiary thereof (nor, to its knowledge, any other party thereto) is in breach of or in default under any Material Agreement in any material respect.

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Section 5.28 Affiliate Transactions. Except as set forth on Schedule 5.28, as of the Closing Date, there are no existing or proposed agreements, arrangements, understandings or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, holders of other Equity Interests, employees or Affiliates of any Loan Party or any members of their respective immediate families.

ARTICLE 6.

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that until the Obligations have been Paid in Full and no Lender has any Commitment hereunder:

Section 6.1 Reporting Requirements. Borrower will furnish, or cause to be furnished, to Administrative Agent (with copies for each Lender upon Administrative Agent’s request):

(a) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the last day of each fiscal year of Borrower, beginning with the fiscal year ending November 30, 2022, a copy of the annual audit report of Borrower and its Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as of the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to Administrative Agent, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope;

(b) Quarterly Financial Statements. As soon as available, and in any event within sixty (60) days after the last day of each fiscal quarter of each fiscal year of Borrower, beginning with the fiscal quarter ending August 31, 2022, a copy of an unaudited financial report of Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by a Responsible Officer of Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year‑end audit adjustments) the financial condition and results of operations of Borrower and its Subsidiaries, on a consolidated and consolidating basis, as of the dates and for the periods indicated therein;

(c) Compliance Certificate. Concurrently with the delivery of each of the financial statements referred to in Sections 6.1(a) and 6.1(b), a Compliance Certificate (i) stating that to the best of the knowledge of the Responsible Officer executing same, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, (ii) showing in reasonable detail the calculations demonstrating compliance with the covenants set forth in Article 8 (iii) stating whether any change in GAAP or in the

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application thereof has occurred since the date of the audited financial statements most recently delivered pursuant to Section 6.1(a) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) containing such other certifications set forth therein. For any financial statements delivered electronically by a Responsible Officer in satisfaction of the reporting requirements set forth in clause (a) or (b) preceding that are not accompanied by the required Compliance Certificate, that Responsible Officer shall nevertheless be deemed to have certified the factual matters described in this clause (c) with respect to such financial statements; however, such deemed certification shall not excuse or be construed as a waiver of Borrower’s obligation to deliver the required Compliance Certificate;

(d) Projections. As soon as available, but in any event at least fifteen (15) days before the end of each fiscal year of Borrower, forecasts prepared by management of Borrower, in form and substance satisfactory to Administrative Agent, of consolidated balance sheets of income or operations and cash flows of Borrower and its Subsidiaries on a monthly basis for the immediately following fiscal year;

(e) Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to Borrower or any of its Subsidiaries by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or Properties of Borrower or any of its Subsidiaries;

(f) Notice of Litigation. Promptly (but in no event later than five (5) days) after (i) the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting any Loan Party or any of its Subsidiaries which, if determined adversely to such Loan Party or such Subsidiary, could reasonably be expected to result in a Material Adverse Effect, or (ii) any adverse change in the status of any actions, suits, and proceedings before any Governmental Authority or arbitrator that, taking into account the availability of any appeals, could reasonably be expected to increase materially the likelihood of a Material Adverse Effect resulting therefrom;

(g) Notice of Default. As soon as possible and in any event within five (5) days after the occurrence of any Default, a written notice setting forth the details of such Default and the action that the applicable Loan Party has taken and proposes to take with respect thereto;

(h) ERISA Reports. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which any Loan Party or ERISA Affiliate files with or receives from the PBGC, the IRS, or the U.S. Department of Labor under ERISA; as soon as possible and in any event within five (5) days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event or Prohibited Transaction has occurred with respect to any Plan or Multiemployer Plan, a certificate of the chief financial officer of the applicable Loan Party setting forth the details as to such ERISA Event or Prohibited Transaction and the action that the applicable Loan Party proposes to take with respect thereto; annually, a copy of the notice described in Section 101(f) of ERISA that any Loan Party or ERISA Affiliate files or receives with respect to a Plan or Multiemployer Plan; within thirty (30) days following the execution of this

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Agreement, each Loan Party and each ERISA Affiliate shall request in writing from each Multiemployer Plan the information described in Sections 101(k) and 101(l) of ERISA and shall provide a copy of such requests to Administrative Agent; promptly upon receiving such information from the Multiemployer Plans, provide such information to Administrative Agent, and thereafter, such requests and such information shall only be required to be provided upon Administrative Agent’s request, which shall be made no more frequently than annually;

(i) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to Administrative Agent pursuant to any other clause of this Section 6.1;

(j) Updates to Security Document Schedules. Concurrently with the delivery of the Compliance Certificate delivered in connection with the financial statements pursuant to Sections 6.1(a) and (b), updates to all Schedules to the Security Documents to the extent that information contained in such Schedules has become inaccurate or incomplete since delivery thereof and such Schedules are required to be updated from time to time pursuant to the terms of the applicable Security Document;

(k) Tax Returns. Upon Administrative Agent’s request, each Loan Party shall deliver to Administrative Agent complete copies of the Tax Returns most recently filed with any Governmental Authority;

(l) Insurance. Within ten (10) Business Days after any material change in insurance coverage by Borrower or any other Loan Party from that previously disclosed to Administrative Agent, a report describing such change, and, within thirty (30) days after each request by Administrative Agent, certificates of insurance from the insurance companies insuring Borrower or the other Loan Parties, describing such insurance coverage;

(m) Notice of Material Adverse Effect and Change in Beneficial Owners. As soon as possible and in any event within five (5) days after the occurrence thereof, written notice of (i) any event or circumstance that could reasonably be expected to have a Material Adverse Effect and (ii) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification;

(n) Material Agreements or Material Indebtedness. Promptly, and in any event within two days after (i)(A) any Material Agreement of any Loan Party or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to the Borrower or such Subsidiary, as the case may be, or (B) any new Material Agreement is entered into, or (ii) any officer of any Loan Party or any of its Subsidiaries obtaining knowledge (1) of any condition or event that constitutes a default or an event of default under any Material Agreement or Material Debt, (2) that any event, circumstance, or condition exists or has occurred that gives any counterparty to such Material Agreement a termination or assignment right thereunder, or (3) that notice has been given to any Loan

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Party or any of its Subsidiaries asserting that any such condition or event has occurred, a certificate of a Responsible Officer of the applicable Loan Party specifying the nature and period of existence of such condition or event and, in the case of clause (i), including copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Agreement, provided, no such prohibition on delivery shall be effective if it were bargained for by a Loan Party or its applicable Subsidiary with the intent of avoiding compliance with this Section 6.1(n)) and, in the case of clause (ii), as applicable, explaining the nature of such claimed default or event of default, and including an explanation of any actions being taken or proposed to be taken by such Loan Party with respect thereto.

(o) Notice of Casualty Events. Prompt written notice, and in any event within three (3) Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event, in each case with respect to Property of any Loan Party having an aggregate fair market value in excess of $250,000;

(p) Environmental Matters. Prompt written notice, and in any event within three Business Days, of any action, investigation or inquiry by any Governmental Authority threatened in writing or any demand or lawsuit threatened in writing by any Person against Borrower or its Subsidiaries or their Properties, in each case, in connection with any Environmental Laws if Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of the $250,000, not fully covered by insurance, subject to normal deductible;

(q) Notice of Certain Changes. Promptly, (i) notice of any change in the business conducted by any Loan Party or any of its Subsidiaries, and (ii) copies of any amendment, restatement, supplement or other modification to any of the Constituent Documents of any Loan Party or any of its Subsidiaries;

(r) Proxy Statements etc. As soon as available, one (1) copy of each financial statement, report, notice or proxy statement sent by Borrower or any of its Subsidiaries to its stockholders generally and one (1) copy of each regular, periodic or special report, registration statement, or prospectus filed by Borrower or any of its Subsidiaries with any securities exchange or the SEC;

(s) SEC Investigations. Promptly after receipt thereof by Borrower or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Borrower or any of its Subsidiaries;

(t) Mandatory Prepayment Events. Promptly, a report describing in reasonable detail the (A) occurrence of any disposition of Property or assets for which Borrower is required to make a mandatory prepayment pursuant to Section 2.9(d)(i) and, if applicable, whether the Borrower intends to exercise the reinvestment right set forth therein, (B) occurrence of the issuance by any Loan Party of any of its stock or other Equity

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Interests for which Borrower is required to make a mandatory prepayment pursuant to Section 2.9(d)(ii), (C) occurrence of the incurrence or issuance by any Loan Party of any Debt for which Borrower is required to make a mandatory prepayment pursuant to Section 2.9(d)(iii), (D) receipt of any Extraordinary Receipt for which Borrower is required to make a mandatory prepayment pursuant to Section 2.9(d)(iv) and, if applicable, whether the Borrower intends to exercise the reinvestment right set forth therein, in each case together with the amount of the corresponding mandatory prepayment required to be made pursuant to Section 2.9(d)(i), (ii), (iii), or (iv), as applicable;

(u) Accounts Receivable and Accounts Payable Aging. As soon as available, and in any event within sixty (60) days after the last day of each fiscal quarter of Borrower, an account receivable aging, classifying Borrower’s and its Subsidiaries’ domestic and export accounts receivable in categories of 0‑30, 31‑60, 61‑90 and over ninety (90) days from date of invoice, and in such form and detail as Administrative Agent shall require, and account payable aging classifying Borrower’s and its Subsidiaries’ accounts payable by categories of 0‑30, 31‑60 and over sixty (60), from date of invoice, also in such detail as Administrative Agent shall reasonably require, and in each case certified by the chief financial officer of Borrower;

(v) Recurring Revenue and Enrollments Report. As soon as available, and in any event (A) within sixty (60) days after the last day of each fiscal quarter of Borrower, a report, in such form and detail as Administrative Agent shall reasonably require, of the recurring revenue stream and enrollments versus specimens processed, each for the twelve (12)‑month period then ended, together with a year over year comparison of such amounts, (B) within ninety (90) days after the last day of each fiscal year of Borrower, a summary report, in such form and detail as Administrative Agent shall reasonably require, of the recurring revenue stream for the twelve (12)‑month period then ended, each as certified by the chief financial officer of Borrower and (C) within ninety (90) days after the last day of each fiscal year of Borrower, a report in such form and detail as Administrative Agent shall reasonably require that reflects the number of clients billed annual storage fees since inception and lists the detailed drop-off rate by fiscal year;

(w) Governmental Authorities. (i) Changes promulgated by any Governmental Authority with respect to Borrower’s line of business or (ii) any negative reports or advisements received from Borrower by any Governmental Authority; and

(x) General Information. Promptly, such other information concerning any Loan Party or any of its Subsidiaries as Administrative Agent, or any Lender through Administrative Agent, may from time to time request, including, without limitation, any certification or other evidence Administrative Agent requests in order for it to (i) comply with any applicable federal or state Laws or regulations (including, but not limited to, information about the ownership and management of Borrower or any other Loan Party), (ii) confirm compliance by Borrower or any other Loan Party with all Anti-Terrorism Laws, and (iii) confirm that neither Borrower nor any other Loan Party (nor any Person owning any interest of any nature whatsoever in Borrower or any other Loan Party) is a Sanctioned Person.

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All representations and warranties set forth in the Loan Documents with respect to any financial information concerning any Loan Party shall apply to all financial information delivered to Administrative Agent by such Loan Party or any Person purporting to be a Responsible Officer of such Loan Party or other representative of such Loan Party regardless of the method of such transmission to Administrative Agent or whether or not signed by such Loan Party or such Responsible Officer or other representative, as applicable.

Section 6.2 Maintenance of Existence; Conduct of Business. Each Loan Party shall, and shall cause each of its Subsidiaries to, preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business, except to the extent a failure to so preserve and maintain could not reasonably be expected to have a Material Adverse Effect. Each Loan Party shall, and shall cause each of its Subsidiaries to, conduct its business in an orderly and efficient manner in accordance with good business practices.

Section 6.3 Maintenance of Properties. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain, keep, and preserve all of its Properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition.

Section 6.4 Taxes and Claims. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay or discharge at or before maturity or before becoming delinquent (a) all Taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property; provided, however, that neither any Loan Party nor any of its Subsidiaries shall be required to pay or discharge any Tax, levy, assessment, governmental charge or claim which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established.

Section 6.5 Insurance.

(a) Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies satisfactory to Administrative Agent in such amounts and covering such risks as is customarily maintained in conformity with prudent industry practice by companies engaged in similar businesses and owning similar Properties in the same general areas in which the Loan Parties and their Subsidiaries operate, provided that in any event the Loan Parties will maintain and cause each of their Subsidiaries to maintain workmen’s compensation insurance, property insurance, comprehensive general liability insurance, products liability insurance, and business interruption insurance with coverage amounts and deductibles reasonably satisfactory to Administrative Agent. Each insurance policy covering Collateral shall name Administrative Agent as lender’s loss payable and each insurance policy covering liabilities shall name Administrative Agent as additional insured, and each such insurance policy shall provide that such policy will not be cancelled or reduced without thirty (30) days’ prior written notice to Administrative Agent.

(b) If at any time any Building or Manufactured (Mobile) Home (as defined in applicable Flood Insurance Regulations) is included in the Collateral and is or has become

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located in an area designated as a “special flood hazard area” under applicable Flood Insurance Regulations, each Loan Party shall, and shall cause each of its Subsidiaries to, (i) provide Administrative Agent with a description of such Building or Manufactured (Mobile) Home, including the address and legal description thereof and such other information as may be requested by Administrative Agent to obtain a flood determination or otherwise satisfy its obligations under applicable Flood Insurance Regulations, (ii) obtain flood insurance in such amounts as required by applicable Flood Insurance Regulations and (iii) provide evidence in form and substance satisfactory to Administrative Agent of such flood insurance to Administrative Agent.

Section 6.6 Inspection Rights.

At any reasonable time and from time to time, upon reasonable notice, each Loan Party shall, and shall cause each of its Subsidiaries to, permit representatives and independent contractors of Administrative Agent and each Lender (a) to examine, inspect, review, evaluate and make physical verifications and appraisals of the inventory and other Collateral in any manner and through any medium that Administrative Agent or such Lender considers advisable, (b) to visit and inspect its Properties, (c) to examine its corporate, financial and operating books and records, and make copies thereof or abstracts therefrom and (d) to discuss its affairs, business, operations, financial condition and accounts with its directors, officers, employees, and independent certified public accountants, all at the sole cost and expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that, other than with respect to such visits and inspections during the continuance of an Event of Default, (i) only Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.6(a) and (ii) Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year; provided, further, that when an Event of Default exists Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing under this Section at the sole cost and expense of Borrower and at any time during normal business hours and without advance notice.

Section 6.7 Keeping Books and Records. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

Section 6.8 Compliance with Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) comply in all respects with all Anti-Terrorism Laws, Anti-Corruption Laws and applicable Sanctions and (b) comply in all material respects with all other applicable Laws (including, without limitation, all Environmental Laws) and decrees of any Governmental Authority or arbitrator.

Section 6.9 Compliance with Agreements. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with (a) all Material Agreements and (b) all other agreements, contracts, and instruments binding on it or affecting its Properties or business.

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Section 6.10 Further Assurances. Each Loan Party shall, and shall cause each of its Subsidiaries and each other Loan Party to, execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by Administrative Agent or any Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of Administrative Agent in the Collateral.

Section 6.11 ERISA. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all minimum funding requirements, and all other material requirements, of ERISA and the Code, if applicable, so as not to give rise to any liability thereunder.

Section 6.12 Account Control Agreements.

(a) Within thirty (30) days after the Closing Date (or such longer period as agreed to by the Administrative Agent in its sole discretion), each Loan Party shall, and shall cause each of its Subsidiaries to, (i) use the financial institution serving as Administrative Agent as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts; provided, however, that the Loan Parties shall not be required to maintain accounts at Administrative Agent for services not provided by Administrative Agent and (ii) at the request of Administrative Agent, cause all commodity accounts, deposit accounts and securities accounts held by the Loan Parties as of the Closing Date to be subject to an Account Control Agreement in favor of Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, which provides that Administrative Agent shall have exclusive “control” (within the meaning of Section 8.106 or Section 9.104 of the UCC, as applicable) of such account.

(b) Each Loan Party shall, with respect to each deposit account, securities account and commodity account that such Loan Party at any time opens, maintains or acquires after the Closing Date, at the request of Administrative Agent, substantially contemporaneously with the opening or acquisition of such deposit account, securities account or commodity account and prior to the depositing any funds therein or transferring any assets thereto, enter into an Account Control Agreement that is effective for the Administrative Agent to obtain “control” (within the meaning of Chapter 8 or Chapter 9 of the UCC, as applicable) and otherwise in form and substance satisfactory to the Administrative Agent, and pursuant to which the depository bank that maintains such deposit account, securities intermediary that maintains such securities account, or commodities intermediary that maintains such commodity account, as applicable, agrees to comply at any time with instructions from the Administrative Agent to such depository bank, securities intermediary or commodities intermediary directing the disposition of funds from time to time credited to such deposit account, securities account or commodity Account, without further consent of such Loan Party.

Section 6.13 Additional Guarantors. Borrower shall notify Administrative Agent at the time that any Person becomes a Subsidiary of a Loan Party (whether by formation, acquisition, merger or otherwise), and promptly thereafter (and in any event within five (5) Business Days) (a) execute and deliver or cause to be executed and delivered to Administrative Agent all Security Documents, stock certificates, stock powers and other agreements and instruments as may be requested by Administrative Agent to ensure that Administrative Agent has a perfected Lien on all

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Equity Interests held by any Loan Party in such Subsidiary, and (b) cause such new Subsidiary to (i) become a Guarantor by executing and delivering to Administrative Agent a Guaranty or a Guaranty Joinder Agreement, (ii) execute and deliver all Security Documents requested by Administrative Agent pledging to Administrative Agent for the benefit of the Secured Parties all of its Property constituting Collateral (subject to such exceptions as Administrative Agent may permit in its sole discretion) and take all actions required by Administrative Agent to grant to Administrative Agent for the benefit of Secured Parties a perfected first priority security interest in such Property, subject to Permitted Liens, including the execution and delivery of Account Control Agreements to the extent required pursuant to Section 6.12 and the filing of UCC financing statements in such jurisdictions as may be requested by Administrative Agent, and (iii) deliver to Administrative Agent such other documents and instruments as Administrative Agent may reasonably require, including appropriate favorable opinions of counsel to such Person in form, content and scope reasonably satisfactory to Administrative Agent.

Section 6.14 Sanctions; Anti-Corruption Laws. The Loan Parties will maintain in effect policies and procedures designed to promote compliance by the Loan Parties, their Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable Anti-Corruption Laws.

Section 6.15 [Post-Closing Covenant. The Loan Parties shall execute and deliver the documents and take each action set forth on Schedule 6.15, in each case within the applicable corresponding time limits specified on such schedule.]

Section 6.16 Reserved.

Section 6.17 Real Property. In the event that any Loan Party shall acquire any real Property, such Loan Party shall promptly thereafter (and in any event within thirty (30) days (or such longer period acceptable to Administrative Agent in its sole discretion)): (a) execute, acknowledge and deliver to Administrative Agent a Mortgage and (b) the Owned Real Estate Support Documents with respect to such real Property; provided that, if such real Property is located in a “special flood hazard area”, such Mortgage shall not be executed and delivered to Administrative Agent until the date that is thirty (30) days, after Administrative Agent has delivered to the Lenders the following documents in respect of such real Property: (i) a completed flood hazard determination from a third-party vendor, (ii) if such real Property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of receipt by the applicable Loan Parties of such notice; and (iii) if required by applicable Flood Insurance Regulations, evidence of required flood insurance.

ARTICLE 7.

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that until the Obligations have been Paid in Full and no Lender has any Commitment hereunder:

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Section 7.1 Debt. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, incur, create, assume, or permit to exist any Debt, except:

(a) the Obligations (other than Hedge Obligations);

(b) existing Debt described on Schedule 7.1;

(c) Purchase Money Debt and Capitalized Lease Obligations not to exceed $500,000 in any calendar year and $1,000,000 in the aggregate at any time outstanding;

(d) Hedge Obligations existing or arising under Hedging Agreements permitted by Section 7.17;

(e) Debt associated with bonds or other surety obligations required by Governmental Authorities in connection with the operation of the businesses of the Loan Parties;

(f) Guarantees by any Loan Party of Debt of any other Loan Party not otherwise prohibited pursuant to this Section 7.1;

(g) endorsements of negotiable instruments for collection in the ordinary course of business; and

(h) other Debt not to exceed $250,000 in the aggregate at any time outstanding; provided that such Debt is unsecured.

Section 7.2 Limitation on Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, incur, create, assume, or permit to exist any Lien upon any of its Property, assets, or revenues, whether now owned or hereafter acquired, except:

(a) existing Liens disclosed on Schedule 7.2;

(b) Liens in favor of Administrative Agent for the benefit of the Secured Parties;

(c) encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real Property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Loan Party or its Subsidiaries to use or operate such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use or operation;

(d) Liens for Taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves in accordance with GAAP have been established and for which such contest operates to suspend the enforcement of any foreclosure or levy on any Property of any Loan Party or any of its Subsidiaries;

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(e) Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations incurred in the ordinary course of business that are not yet due or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves in accordance with GAAP have been established and for which such contest operates to suspend the enforcement of any foreclosure or levy on any Property of any Loan Party or any of its Subsidiaries;

(f) Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs (other than Liens imposed by ERISA) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of Debt), or leases made in the ordinary course of business; and

(g) Liens on specific Property to secure Purchase Money Debt used to acquire such Property and Liens securing Capitalized Lease Obligations with respect to specific leased Property, in each case to the extent permitted in Section 7.1(c).

Section 7.3 Mergers, Etc. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become a party to a merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind‑up, dissolve, or liquidate, except that:

(a) any Subsidiary may merge or consolidate with Borrower so long as Borrower is the surviving entity;

(b) any Subsidiary may merge or consolidate with another Subsidiary so long as if a Subsidiary that is a Guarantor is involved in such merger or consolidation, such Guarantor is the surviving entity;

(c) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary that is a Wholly-Owned Subsidiary; provided that if the transferor in such transaction is a Loan Party, then the transferee must be a Loan Party; and

(d) any Wholly-Owned Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with any acquisition permitted hereunder; provided that in the case of any merger involving a Wholly-Owned Subsidiary, (i) a Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Guarantor and the Loan Parties shall comply with Section 6.13 in connection therewith.

Section 7.4 Restricted Payments. Other than with respect to the Special Dividend, no Loan Party shall, nor shall it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) Borrower may make Restricted Payments with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Equity Interests);

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(b) Subsidiaries may declare and pay dividends and other Restricted Payments to Borrower and any other Subsidiary of Borrower that is a Loan Party;

(c) the Borrower may make Restricted Payments pursuant to and in accordance with customary stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries in the ordinary course of business; and

(d) so long as at the time of and immediately after giving effect to any such Restricted Payment, (x) no Default or Event of Default exists or would result therefrom, (y) Borrower shall have demonstrated to Lender’s satisfaction that Borrower is in compliance with each of the covenants set forth in Article 9, calculated on a pro-forma basis giving effect to such action, Borrower may, in accordance with its Constituent Documents, make Restricted Payments in cash.

Section 7.5 Loans and Investments. Other than with respect to the Borrower Equity Interest Repurchases, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make, hold or maintain, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of, any Person, or consummate any Acquisition, except:

(a) existing investments described on Schedule 7.5;

(b) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one (1) year or less from the date of acquisition;

(c) fully insured certificates of deposit with maturities of one (1) year or less from the date of acquisition issued by either (i) any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00 or (ii) any Lender;

(d) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one (1) of the two (2) highest rating categories of S&P or Moody’s;

(e) investments (other than Acquisitions) in Subsidiaries that are, or substantially contemporaneously with the making of such investment will become, Guarantors;

(f) investments consisting of Hedge Agreements permitted under Section 7.17;

(g) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable which are not more than 60 days past due and are paid in cash; and

(h) advances to employees for the payment of expenses in the ordinary course of business.

Section 7.6 Reserved.

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Section 7.7 Transactions With Affiliates. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into any transaction, including, without limitation, the purchase, sale, or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of any Loan Party or such Subsidiary, except:

(a) transactions entered into in the ordinary course of and pursuant to the reasonable requirements of such Loan Party’s or such Subsidiary’s business, pursuant to a transaction which is otherwise expressly permitted under this Agreement, and upon fair and reasonable terms no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of a Loan Party or such Subsidiary;

(b) transactions solely among Loan Parties;

(c) Restricted Payments permitted by Section 7.4; and

(d) investments permitted under Section 7.5(f).

Section 7.8 Disposition of Assets. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly make any Disposition, except:

(a) Dispositions of inventory in the ordinary course of business;

(b) Dispositions, for fair value, of worn-out or obsolete equipment not necessary or useful to the conduct of the Loan Parties’ business;

(c) Dispositions from any Loan Party or any of its Subsidiaries to Borrower or any other Loan Party;

(d) Dispositions of cash and Cash Equivalents in connection with any transaction not prohibited under this Agreement;

(e) the write-off, discount, sale or other Disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction;

(f) non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering in any material respect with the ordinary conduct of or materially detracting from the value of the business of the Loan Parties and their Subsidiaries;

(g) the abandonment or Disposition of intellectual property rights that are no longer used or useful in the business of the Loan Parties and their Subsidiaries;

(h) Dispositions constituting Restricted Payments permitted under Section 7.4 or investments permitted under Section 7.5; and

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(i) the disposition, termination or unwinding of any Hedge Agreement.

Section 7.9 Sale and Leaseback. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal Property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

Section 7.10 Nature of Business. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses in which they are engaged as of the date hereof or businesses directly related thereto. No Loan Party shall, nor shall it permit any of its Subsidiaries to, make any material change in its credit collection policies if such change would materially impair the collectability of any Account, nor will it rescind, cancel or modify any Account except in the ordinary course of business.

Section 7.11 Environmental Protection. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly (a) use (or permit any tenant to use) any of their respective Properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material in violation of, or in a manner or to a location that could give rise to liability under, any applicable Environmental Laws, (b) generate any Hazardous Material in violation of any applicable Environmental Laws, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material in violation of any applicable Environmental Laws, or (d) otherwise conduct any activity or use any of their respective Properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which any Loan Party or any of its Subsidiaries would be responsible. For the avoidance of doubt, human blood and tissues that are received, stored, transported and disposed of in the ordinary course of Borrower’s business in accordance with Environmental Laws shall not be a violation of this Section 7.11.

Section 7.12 Accounting. No Loan Party shall, nor shall it permit any of its Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to Administrative Agent and Lenders, or (b) in Tax reporting treatment, except as required by Law and disclosed to Administrative Agent and Lenders.

Section 7.13 Burdensome Agreements. Each Loan Party shall not, and shall not permit any of its Subsidiaries or any other Loan Party to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any other Loan Document, which (a) directly or indirectly prohibits Borrower, any of its Subsidiaries or any other Loan Party from creating or incurring a Lien on any of its Property, revenues, or assets, whether now owned or hereafter acquired, (b) directly or indirectly prohibits any of its Subsidiaries or any other Loan Party to make any payments, directly or indirectly, to any other Loan Party by way of dividends, distributions, advances, repayments of loans, repayments of expenses, accruals, or otherwise or (c) in any way would be contravened by such Person’s performance of its obligations hereunder or under the other Loan Documents.

Section 7.14 Subsidiaries. Neither Borrower nor any other Loan Party shall, directly or indirectly, form or acquire any Subsidiary unless (a) such Subsidiary is a Wholly-Owned Domestic

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Subsidiary and (b) Borrower or such other Loan Party complies with the requirements of Section 7.13 with respect to such Subsidiary and its Equity Interests.

Section 7.15 Amendments of Certain Documents. No Loan Party shall, nor shall it permit any of its Subsidiaries to, amend, restate, supplement or otherwise modify any of the terms or provisions of, or waive any of its rights under, (a) their respective Constituent Documents, or (b) any Material Agreement, in each case, in a manner adverse to the interest of the Lenders, without the prior written consent of Administrative Agent.

Section 7.16 Hedge Agreements. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any Hedge Agreement, except (a) Hedge Agreements entered into in the ordinary course of business to hedge or mitigate risks to which such Loan Party or any Subsidiary thereof has actual exposure and not for speculative purposes and which have terms and conditions reasonably acceptable to Administrative Agent and (b) other Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any Debt of such Loan Party or any of its Subsidiaries which have terms and conditions reasonably acceptable to Administrative Agent. Upon Borrower’s written request, Susser Bank will offer to Borrower a Hedge Agreement, on terms acceptable to Borrower and Administrative Agent, to fix the rate of the Term Loan through the Maturity Date thereof on up to one hundred percent (100%) of the amount of the Term Loan outstanding at the time of such request.

Section 7.17 Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws. No Loan Party will, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable Anti‑Corruption Law, or (b) (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Administrative Agent, Arranger, Lender, underwriter, advisor, investor, or otherwise).

ARTICLE 8.

FINANCIAL COVENANTS

Borrower covenants and agrees that until the Obligations have been Paid in Full and no Lender has any Commitment hereunder:

Section 8.1 Leverage Ratio. Borrower shall not permit, as of the last day of any fiscal quarter for the Test Period then ended, commencing with the fiscal quarter ending August 31, 2022, the Leverage Ratio to be greater than 3.50 to 1.0.

Section 8.2 Debt Service Coverage Ratio. Borrower shall not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending August 31, 2022, the ratio of (a)

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Adjusted EBITDA for the Test Period then ended, to (b) Debt Service, in each case for Borrower and its Subsidiaries, on a consolidated basis in accordance with GAAP, to be less than 1.25 to 1.0.

ARTICLE 9.

DEFAULT

Section 9.1 Events of Default. Each of the following shall be deemed an “Event of Default”:

(a) Borrower shall fail to pay the Obligations under the Loan Documents or any part thereof shall not be paid when due or declared due and, other than with respect to payments of principal or interest, such failure shall continue unremedied for three (3) days after such payment became due;

(b) Any Loan Party shall breach any provision of Sections 6.1, 6.2, 6.5, 6.6, 6.13 [6.15] or 6.17 or Article 7 or Article 8 of this Agreement;

(c) Any representation or warranty made or deemed made by or on behalf of any Loan Party in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement or any other Loan Document shall be false, misleading, or erroneous in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed to have been made;

(d) Any Loan Party or any Subsidiary of any Loan Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as covered by Sections 9.1(a) and (b)), and such failure continues for more than thirty (30) days following the date such failure first began;

(e) Any Loan Party or any Subsidiary of any Loan Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its Property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;

(f) An involuntary proceeding shall be commenced against any Loan Party or any Subsidiary of any Loan Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its Property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days;

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(g) Any Loan Party or any Subsidiary of any Loan Party shall fail to pay when due any principal of or interest on any Material Debt (other than the Obligations under the Loan Documents), or the maturity of any such Material Debt shall have been accelerated, or any such Material Debt shall have been required to be prepaid, repurchased, defeased or redeemed prior to the stated maturity thereof or any cash collateral in respect thereof to be demanded, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, after any applicable cure periods, would permit) any holder or holders of such Material Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment, repurchase, defeasance or redemption or any cash collateral in respect thereof to be demanded;

(h) There shall occur an Early Termination Date (as defined in a Hedge Agreement) under any Hedge Agreement to which any Loan Party or Subsidiary of a Loan Party is a party resulting from (1) any event of default under such Hedge Agreement to which any Loan Party or any Subsidiary of any Loan Party is the Defaulting Party (as defined in such Hedge Agreement), or (2) any Termination Event (as so defined) under such Hedge Agreement as to which any Loan Party or any Subsidiary of any Loan Party is an Affected Party (as so defined) and, in either event, the Hedge Termination Value, if any, owed by any Loan Party or any Subsidiary of any Loan Party as a result thereof exceeds $100,000;

(i) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Loan Party or any Subsidiary of any Loan Party or any of their respective equity holders, or Borrower or any other Loan Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien created by the Loan Documents shall for any reason cease to be a valid, first priority perfected Lien (subject to Permitted Liens that have priority over the Liens in favor of the Administrative Agent under applicable Law or that are expressly permitted to have priority over such Liens pursuant to the terms of the Loan Documents) upon any of the Collateral purported to be covered thereby;

(j) Any of the following events shall occur or exist with respect to any Loan Party or any ERISA Affiliate: (i) any ERISA Event occurs with respect to a Plan or Multiemployer Plan, or (ii) any Prohibited Transaction involving any Plan or Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of Administrative Agent subject any Loan Party or any ERISA Affiliate to any Tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, the IRS, the U. S. Department of Labor, or otherwise (or any combination thereof) which individually or in the aggregate exceed or could reasonably be expected to exceed 100,000;

(k) A Change of Control shall occur;

(l) Any Loan Party or any Subsidiary of any Loan Party, or any of their Properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or

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divestiture (whether under RICO or otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof;

(m) Any Loan Party or any Subsidiary of any Loan Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $100,000 against any of its assets or Properties;

(n) A final judgment or judgments for the payment of money in excess of $100,000 in the aggregate shall be rendered by a court or courts against any Loan Party or any Subsidiary of any Loan Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and such Loan Party or such Subsidiary of such Loan Party shall not, within such period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

Section 9.2 Remedies Upon Default. If any Event of Default shall occur and be continuing, then Administrative Agent may, with the consent of the Required Lenders, or shall, at the direction of the Required Lenders, without notice do any or all of the following: (a) terminate the Commitments of the Lenders, and/or (b) declare the Obligations (other than the Obligations arising out of Bank Product Agreements) or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower and each other Loan Party; provided, however, that upon the occurrence of an Event of Default under Section 9.1(e) or (f), the Commitments of the Lenders shall automatically terminate, and the Obligations (other than the Obligations arising out of Bank Product Agreements) shall become immediately due and payable, in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower and each other Loan Party. In addition to the foregoing, if any Event of Default shall occur and be continuing, Administrative Agent may, with the consent of the Required Lenders, or shall, at the direction of the Required Lenders, exercise all rights and remedies available to it and the Lenders in law or in equity, under the Loan Documents, or otherwise.

Section 9.3 Application of Funds. After, or in connection with, the exercise of remedies provided for in Section 9.2 (or if an Event of Default exists and the written notice thereof, if any, to Borrower from Administrative Agent expressly provides that this Section 9.3 shall thereafter apply to any amounts received on account of the Obligations or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent) payable to Administrative Agent in its capacity as such;

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Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, and interest) payable to Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and constituting unpaid Bank Product Obligations, ratably among Lenders and Bank Product Providers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that remaining portion of the Obligations, ratably among the Lenders and Bank Product Providers in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Notwithstanding anything to the contrary herein or in any other Loan Document, no amount received from any Loan Party shall be applied to any Excluded Swap Obligation of such Loan Party, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve allocation to Obligations otherwise set forth in this Section.

Further notwithstanding, Bank Product Obligations shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with supporting documentation as Administrative Agent may request from the applicable Bank Product Provider, provided that no such notice shall be required for any Bank Product Agreement for which Administrative Agent or any Affiliate of Administrative Agent is the applicable Bank Product Provider. Each Bank Product Provider that is not a party to this Agreement that has given notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article 10 hereof for itself and its Affiliates as if a “Lender” party hereto.

Section 9.4 Performance by Administrative Agent. If any Loan Party shall fail to perform any covenant or agreement contained in any of the Loan Documents, then Administrative Agent may (but shall have no obligation to) perform or attempt to perform such covenant or agreement on behalf of such Loan Party. In such event, Borrower shall, at the request of Administrative Agent, promptly pay to Administrative Agent any amount expended by Administrative Agent in connection with such performance or attempted performance, together with interest thereon at the Default Interest Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that Administrative Agent shall not have any liability or responsibility for the

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performance of any covenant, agreement, or other obligation of Borrower or any other Loan Party under this Agreement or any other Loan Document.

ARTICLE 10.

AGENCY

Section 10.1 Appointment and Authority.

(a) Each Lender (in its capacity as a Lender and in its capacity as a Bank Product Provider or a potential Bank Product Provider), including each person that becomes a Lender hereunder after the Closing Date, hereby irrevocably appoints Susser Bank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and irrevocably authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 10 are solely for the benefit of Administrative Agent and Lenders, and neither Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including, for itself and its Affiliates, in their capacities as potential Bank Product Providers) and hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent pursuant to Section 10.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent, shall be entitled to the benefits of all provisions of this Article 10 and Article 11 (including Section 11.1(b), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article 10.

Section 10.2 Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders”

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shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any other Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders or to provide notice to or obtain the consent of the Lenders with respect thereto.

Section 10.3 Exculpatory Provisions.

(a) Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(i) shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents) or is required to exercise as directed in writing by any other party to any intercreditor agreement, as applicable; provided that Administrative Agent shall not be required to take any action that, in its opinion or upon the advice of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of Property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any other Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity;

(iv) shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document unless it shall first be indemnified to its satisfaction by Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action; and

(v) does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “SOFR,” “Monthly SOFR,” or with respect to any Successor Rate or other rate (including, for the avoidance of doubt, the selection of

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such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate.

(b) Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2 and 10.9), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. SUCH LIMITATION OF LIABILITY SHALL APPLY REGARDLESS OF WHETHER THE LIABILITY ARISES FROM THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF ADMINISTRATIVE AGENT. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent in writing by Borrower or any other Loan Party or a Lender.

(c) Neither Administrative Agent nor any Related Party thereof shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 10.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, including any certificate delivered by a Loan Party pursuant to Section 10.9(a). Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension, that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension. Administrative Agent may consult with legal counsel (who may be counsel for Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Administrative Agent. Administrative Agent

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and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 10 shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 10.6 Resignation of Administrative Agent.

(a) Administrative Agent may at any time give notice of its resignation to Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. After the Resignation Effective Date, the provisions of this Article 10 relating to or indemnifying or releasing Administrative Agent shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

(b) With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity, fee or expense payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender, directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation or removal hereunder and under the

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other Loan Documents, the provisions of this Article 10, Section 11.1, and Section 11.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither Administrative Agent, the Arranger, any other Lender nor any Related Party thereto has made any representation or warranty to such Person and that no act by Administrative Agent, the Arranger or any other Lender hereafter taken, including any review of the affairs of Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by Administrative Agent, the Arranger or any Lender to any other Lender. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, condition (financial or otherwise), or creditworthiness of Borrower or any other Loan Party or the value of the Collateral or other Properties of Borrower or any other Loan Party or any other Person which may come into the possession of Administrative Agent or any of its Related Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities.

Section 10.8 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether

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Administrative Agent shall have made any demand on Borrower or any other Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Section 11.1 or Section 11.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 11.1 or Section 11.2.

Section 10.9 Collateral and Guaranty Matters.

(a) The Secured Parties irrevocably authorize Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any Property granted to or held by Administrative Agent under any Loan Document (A) upon Payment in Full, (B) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing by the Required Lenders or all Lenders, as applicable, under Section 11.10;

(ii) to subordinate any Lien on any Property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 7.2;

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(iv) to take any other action with respect to the Collateral that is permitted or required under any intercreditor agreement.

Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.9. Upon the occurrence of any of the events specified in Section 10.9(a)(i)(A), (B) or (C) or Section 10.9(a)(iii), at Borrower’s sole

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cost and expense, Administrative Agent shall execute and deliver to Borrower such documentation as Borrower may reasonably request in writing to release the applicable Collateral from the Liens created by the Loan Documents and/or release the applicable Guarantor from its obligations under its Guaranty, as the case may be. In connection with any such request by Borrower, Administrative Agent may request, and if requested by Administrative Agent, Borrower shall deliver a written certificate of a Responsible Officer of Borrower certifying that the applicable transaction is permitted under the Loan Documents (and Administrative Agent may rely conclusively on any such certificate without further inquiry and shall have no liability to any Secured Party for any inaccuracy or misrepresentation contained therein).

(b) Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Administrative Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 10.10 Bank Product Agreements. No Bank Product Provider who obtains the benefits of Section 9.3, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 10 to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations unless Administrative Agent has received written notice of such Bank Product Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Bank Product Provider. Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations arising under Bank Product Agreements upon termination of all Commitments and payment in full of all Obligations under the Loan Documents (other than contingent indemnification obligations).

Section 10.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s

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entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arranger or any other arranger of this Agreement or any amendment thereto, or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent and the Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person

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or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 10.12 Credit Bidding. The Secured Parties hereby irrevocably authorize Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.10 of this Agreement), (iii) Administrative Agent shall be authorized to assign the relevant Obligations of the Secured Parties to be credit bid to any such acquisition vehicle on a pro rata basis, as a result of which each of the Secured Parties shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original

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interest in such Obligations and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 10.13 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arranger or the syndication agents, documentation agents, co-agents, or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

Section 10.14 Flood Laws. Each Lender and each participant is responsible for assuring its own compliance with any applicable Flood Insurance Regulations and Administrative Agent shall have no responsibility therefor.

Section 10.15 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within ten (10) Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

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(b) Without limiting immediately preceding clause (a), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case.

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.15(b).

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together

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with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 10.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

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ARTICLE 11.

MISCELLANEOUS

Section 11.1 Expenses.

(a) Borrower and each of the other Loan Parties hereby, jointly and severally, agrees to pay on demand: (i) all costs and expenses of Administrative Agent, the Arranger, and their Related Parties in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, supplements, waivers, consents and ratifications thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for Administrative Agent and their Related Parties; (ii) all costs and expenses of Administrative Agent and each Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, court costs and the fees and expenses of legal counsel, advisors, consultants, experts and auditors for Administrative Agent and each Lender; (iii) all transfer, stamp, documentary, or other similar Taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents; (iv) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any Lien contemplated by this Agreement or any other Loan Document; and (v) all other costs and expenses incurred by Administrative Agent or any Lender in connection with the enforcement or protection of its rights under this Agreement or any other Loan Document, any workout or restructuring (including the negotiations thereof), any litigation, dispute, suit, proceeding or action, the enforcement of its rights and remedies, and the protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including Administrative Agent’s and such Lender’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of the Loan Parties. The Loan Parties shall be responsible for all expenses described in this clause (a) whether or not any Credit Extension is ever made. Any amount to be paid under this Section 11.1 shall be a demand obligation owing by the Loan Parties and if not paid within ten (10) days of demand shall bear interest, to the extent not prohibited by and not in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Interest Rate. The obligations of the Loan Parties under this Section 11.1 shall survive payment of the Notes and other obligations hereunder and the assignment of any right hereunder.

(b) To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Section 11.1(a) or Section 11.2 to be paid by it to Administrative Agent (or any sub-agent thereof) or any Related Party of Administrative Agent (or any sub-agent thereof), each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s pro rata share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted

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by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or against any Related Party of Administrative Agent (or any sub-agent thereof) acting for Administrative Agent (or any such sub-agent) in connection with such capacity. EACH LENDER ACKNOWLEDGES THAT SUCH PAYMENTS MAY BE IN RESPECT OF LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF THE PERSON (OR THE REPRESENTATIVES OF THE PERSON) TO WHOM SUCH PAYMENTS ARE TO BE MADE.

Section 11.2 INDEMNIFICATION. BORROWER AND THE OTHER LOAN PARTIES SHALL, JOINTLY AND SEVERALLY, INDEMNIFY ADMINISTRATIVE AGENT, THE ARRANGER, EACH LENDER AND EACH RELATED PARTY OF EACH OF THE FOREGOING (EACH, AN “INDEMNITEE”) FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY ANY LOAN PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF ANY LOAN PARTY OR ANY OF THEIR SUBSIDIARIES, (E) ANY LOAN OR USE OR PROPOSED USE OF THE PROCEEDS THEREFROM OR (F) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED OR PROSPECTIVE INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING, WHETHER BROUGHT BY A THIRD PARTY OR BY BORROWER OR ANY OTHER LOAN PARTY. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH INDEMNITEE SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF SUCH INDEMNITEE (OR THE REPRESENTATIVES OF SUCH PERSON). Any amount to be paid under this Section 11.2 shall be a demand obligation owing by Borrower and the other Loan Parties and if not paid within ten (10) days of demand shall bear interest, to the extent not prohibited by and not in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Interest Rate. The obligations of Borrower and the other Loan Parties under this Section 11.2 shall survive payment of the Notes and other obligations hereunder and the assignment of any right hereunder. This Section 11.2 shall

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not apply with respect to Taxes other than any Taxes that represent losses, claims, or damages arising from any non-Tax claim.

Section 11.3 Limitation of Liability. None of Administrative Agent, the Arranger or any Lender, or any of their Related Parties, shall have any liability with respect to, and each Loan Party hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages (whether in contract, tort or otherwise) suffered or incurred by any Loan Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each Loan Party hereby waives, releases, and agrees not to sue Administrative Agent, the Arranger or any Lender, or any of their Related Parties, for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 11.4 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Arranger, Administrative Agent or any Lender shall have the right to act exclusively in the interest of the Arranger, Administrative Agent, or such Lender, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Loan Party or any Loan Party’s equity holders, Affiliates, officers, employees, attorneys, agents, or any other Person.

Section 11.5 Lenders Not Fiduciary. The relationship between Borrower and each other Loan Party on the one hand, and Administrative Agent, Arranger, and each Lender, on the other hand, is solely that of debtor and creditor, and none of Administrative Agent, Arranger, or any Lender has any fiduciary or other special relationship with Borrower or any other Loan Party, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and each other Loan Party on the one hand, and Administrative Agent, Arranger, and each Lender, on the other hand, to be other than that of debtor and creditor. To the fullest extent permitted by Law, Borrower and each other Loan Party hereby waives and releases any claims that it may have against any of the Arranger, Administrative Agent, and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.6 Equitable Relief. Each Loan Party recognizes that in the event Borrower or any other Loan Party fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Administrative Agent or Lenders. Each Loan Party therefore agrees that Administrative Agent or any Lender, if Administrative Agent or such Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 11.7 No Waiver; Cumulative Remedies. No failure on the part of Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy,

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power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 9.2 for the benefit of all the Secured Parties and each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except with the written consent of Administrative Agent, it will not take any enforcement action or exercise any right that it might otherwise have under applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.25 (subject to the terms of Section 11.23), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 11.23, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 11.8 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights, duties, or obligations under this Agreement or the other Loan Documents without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8(b), (ii) by way of participation in accordance with the provisions of Section 11.8(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8(d) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all

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or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 11.8(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in Section 11.8(b)(i)(A), the aggregate amount of the Commitment(s) (which for this purpose includes Loans outstanding hereunder) or, if the applicable Commitment is not then in effect, the Outstanding Amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2,000,000, in the case of any assignment Revolving Credit Commitments and/or Revolving Credit Loans, or $2,000,000, in the case of any assignment in respect of Term Loans, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment(s) assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.8(b)(i)(B) and, in addition: (A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof; and (B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Credit Commitment or Revolving Credit Loans if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (2) any Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption,

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together with a processing and recordation fee of $3,500; provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and provided further that Borrower shall not be obligated to pay for such processing and recording fee except in the case of any assignment made pursuant to Section 3.6(b). The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Loan Party or any of their respective Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 11.8(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.1, Section 3.2, Section 11.1 and Section 11.2 with respect to facts and

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circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8(d). Upon the consummation of any assignment pursuant to this Section 11.8(b), if requested by the transferor or transferee Lender, the transferor Lender, Administrative Agent and Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender (if applicable) and new Notes or, as appropriate, replacement Notes, are issued to the assignee.

(c) Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in Austin, Texas a copy of each Assignment and Assumption delivered to it and a Register. The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or any other Loan Party, sell participations to a Participant in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, each other Loan Party, Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.1(b) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.10 which requires the consent of all Lenders and affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.4(g) (it being understood that the documentation required under Section 3.4(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.6 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled

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to receive any greater payment under Sections 3.1 or 3.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.6 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.25 as though it were a Lender; provided that such Participant agrees to pay to Administrative Agent any amount set-off for application to the Obligations under the Loan Documents as required pursuant to Section 11.25; provided further that such Participant agrees to be subject to Section 11.23 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a Participant Register; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Dissemination of Information. Borrower and each other Loan Party authorizes Administrative Agent and each Lender to disclose to any actual or prospective purchaser, assignee or other recipient of a Lender’s Commitment, any and all information in Administrative Agent’s or such Lender’s possession concerning Borrower, the other Loan Parties and their respective Affiliates.

Section 11.9 Survival. All representations and warranties made in this Agreement, any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Administrative Agent or any Lender or any closing shall affect the representations and warranties or the right of Administrative Agent or any Lender to rely upon them. Without prejudice to the survival of any other obligation of any Loan Party hereunder, the obligations of the Loan Parties under Sections 11.1 and 11.2 shall survive repayment of the Obligations and termination of the Commitments.

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Section 11.10 Amendment. Subject to Section 3.3(b), the provisions of this Agreement and the other Loan Documents to which Borrower or any other Loan Party is a party may be amended or waived only by an instrument in writing signed by the Required Lenders (or by Administrative Agent with the consent of the Required Lenders) and each Loan Party party thereto and acknowledged by Administrative Agent; provided, however, that no such amendment or waiver shall:

(a) waive any condition set forth in Section 4.1, without the written consent of each Lender;

(b) extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayment) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to adjust the Default Interest Rate or to waive any obligation of Borrower to pay interest at such rate;

(e) change any provision of this Section 11.10 or the definition of “Required Lenders” or “Required Revolving Credit Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (or each Revolving Credit Lender, in the case of a change in the definition of Required Revolving Credit Lenders);

(f) change Section 9.3 or Section 11.23 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(g) release all or substantially all of the aggregate value of the Guarantees provided by the Guarantors or release all or substantially all of the Collateral (in each case, except as provided herein) without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iii) Borrower and Administrative Agent may amend this Agreement or any other Loan Document without the consent of Lenders (unless the Required Lenders object in writing within five (5) Business Days of notice by Administrative Agent of such amendment) in order to (A) correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document or (B) comply with local Law or advice of local

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counsel in any jurisdiction the Laws of which govern any Security Document or that are relevant to the creation, perfection, protection and/or priority of any Lien in favor of Administrative Agent, (C) effect the granting, perfection, protection, expansion or enhancement of any security interest or Lien in any Collateral or additional Property to become Collateral for the benefit of the Secured Parties, (D) make administrative or operational changes not adverse to any Lender or (E) add a Guarantor or Collateral or otherwise enhance the rights and benefits of the Lenders.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment(s) of any Defaulting Lender may not be increased or extended without the consent of such Lender; and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Section 11.11 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.11(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as set forth on Schedule 11.11. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 11.11(b) shall be effective as provided in Section 11.11(b).

(b) Electronic Communications. Notices and other communications to Lenders and hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under Article 2 by electronic communication. Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as

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described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such facsimile, email or other electronic communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto, Schedule 11.11 shall be deemed to be amended by each such change, and Administrative Agent is authorized, in its discretion, from time to time to reflect each such change in an amended Schedule 11.11 provided by Administrative Agent to each party hereto.

(d) Platform.

(i) Borrower, each other Loan Party and each Lender agrees that Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders by posting the Communications on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. Although the Platform is secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time, each of the Lenders and Borrower acknowledges and agrees that (x) the distribution of material through an electronic medium is not necessarily secure and (y) the Agent Parties not responsible for approving or vetting the representatives, designees or contacts of any Lender that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution, and each Lender and Borrower understands and accepts such risks. In no event shall the Agent Parties have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Administrative Agent’s transmission of Communications through the Platform.

(iii) Each Loan Party (by its, his or her execution of a Loan Document) hereby authorizes Administrative Agent, each Lender, and their respective counsel and agents and Related Parties (each, an “Authorized Party”) to communicate and transfer documents and other information (including confidential information) concerning this transaction or Borrower or any other Loan Party and the business affairs of Borrower and such other Loan Parties via the internet or other electronic

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communication method. In no event shall any Authorized Party have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind (whether in tort, contract or otherwise) arising out of any such communications or transmissions, except to the extent that such damages are determined by a court of competent jurisdiction in a final and nonappealable judgment to have directly resulted from the gross negligence or willful misconduct of such Authorized Party; provided, however, that in no event shall any Authorized Party have any liability for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Public Information. Each Loan Party hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Loan Party or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such securities. Each Loan Party hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of any Loan Party hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” each Loan Party shall be deemed to have authorized Administrative Agent and the other Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Loan Party or its securities for purposes of U.S. federal and state securities Laws (provided, however, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 11.26); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders, in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and under applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its Subsidiaries and its securities for the purposes of United States federal or state securities Laws.

Section 11.12 Governing Law; Venue; Service of Process.

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(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Laws of the State of Texas (without reference to applicable rules of conflicts of Laws), except to the extent the Laws of any jurisdiction where Collateral is located require application of such Laws with respect to such Collateral.

(b) Jurisdiction. Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Texas sitting in Travis County, and of the United States District Court of the Western District of Texas, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or any of the other Loan Parties or their Properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process by the mailing thereof in the manner provided for the mailing of notices in Section 11.11. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

Section 11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this

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Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.14 Severability. Any provision of this Agreement or any other Loan Document held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal. Furthermore, in lieu of such invalid or unenforceable provision there shall be added as a part of this Agreement or the other Loan Documents a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 11.15 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 11.16 Construction. Each Loan Party, Administrative Agent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower, Administrative Agent, each Lender and each other Person party thereto.

Section 11.17 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 11.18 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.18.

Section 11.19 Additional Interest Provision. It is expressly stipulated and agreed to be the intent of Borrower, Administrative Agent and each Lender at all times to comply strictly with the applicable Law governing the maximum rate or amount of interest payable on the indebtedness evidenced by any Note, any other Loan Document, and the Related Indebtedness (or applicable United States federal Law to the extent that it permits any Lender to contract for, charge, take, reserve or receive a greater amount of interest than under applicable Law). If the applicable

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Law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to any Note, any of the other Loan Documents or any other communication or writing by or between Borrower or any other Loan Party and any Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of Administrative Agent’s or any Lender’s exercise of the option to accelerate the maturity of any Note and/or the Related Indebtedness, or (c) Borrower or any other Loan Party will have paid or Administrative Agent or any Lender will have received by reason of any voluntary prepayment by Borrower or any other Loan Party of any Note and/or the Related Indebtedness, then it is Borrower’s, each other Loan Party’s, Administrative Agent’s and Lenders’ express intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by Administrative Agent or any Lender shall be credited on the principal balance of any Note and/or the Related Indebtedness (or, if any Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower or such other Loan Party, as applicable), and the provisions of any Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable Law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if any Note or Related Indebtedness has been paid in full before the end of the stated term thereof, then Borrower, each other Loan Party, Administrative Agent and each Lender agree that Administrative Agent or any Lender, as applicable, shall, with reasonable promptness after Administrative Agent or such Lender discovers or is advised by Borrower or any other Loan Party that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to Borrower or such other Loan Party, as applicable, and/or credit such excess interest against such Note and/or any Related Indebtedness then owing by Borrower and the other Loan Parties to Administrative Agent or such Lender. Borrower and each other Loan Party hereby agrees that as a condition precedent to any claim seeking usury penalties against Administrative Agent or such Lender, Borrower will provide written notice to Administrative Agent or any Lender, advising Administrative Agent or such Lender in reasonable detail of the nature and amount of the violation, and Administrative Agent or such Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or such other Loan Parties, as applicable, or crediting such excess interest against the Note to which the alleged violation relates and/or the Related Indebtedness then owing by Borrower and the other Loan Parties to Administrative Agent or such Lender. All sums contracted for, charged, taken, reserved or received by Administrative Agent or any Lender for the use, forbearance or detention of any debt evidenced by any Note and/or the Related Indebtedness shall, to the extent permitted by applicable Law, be amortized or spread, using the actuarial method, throughout the stated term of such Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of any Note and/or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to such Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Notes and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Administrative Agent or any Lender to accelerate the

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maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

Section 11.20 Ceiling Election. To the extent that any Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on any Note and/or any other portion of the Obligations under the Loan Documents, such Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303. To the extent United States federal Law permits any Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas Law, such Lender will rely on United States federal Law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable Law now or hereafter in effect, any Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable Law by giving notice, if required, to Borrower as provided by applicable Law now or hereafter in effect.

Section 11.21 USA PATRIOT Act Notice. Administrative Agent and each Lender hereby notifies Borrower and each other Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and each other Loan Party, which information includes the name and address of Borrower and each other Loan Party and other information that will allow Administrative Agent and such Lender to identify Borrower and each other Loan Party in accordance with the PATRIOT Act. In addition, Borrower and each other Loan Party agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any other Loan Party or any Subsidiary of Borrower or any other Loan Party is or shall be a Sanctioned Person, (b) not to use or permit the use of proceeds of the Obligations to violate any Anti-Corruption Laws, Anti-Terrorism Laws or any applicable Sanctions, and (c) comply, or cause its Subsidiaries to comply, with the applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

Section 11.22 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” and “Required Revolving Credit Lenders” and in Section 11.10.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) or received by Administrative Agent from a Defaulting Lender shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, with respect to a Defaulting Lender that is a Revolving Credit Lender, as Borrower may request

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(so long as no Default or Event of Default exists), to the funding of any Revolving Credit Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, with respect to a Defaulting Lender that is a Revolving Credit Lender, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Credit Loans under this Agreement; fourth, to the payment of any amounts owing to Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 11.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 11.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.3(c) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) With respect to any fee payable under Section 2.3(c) not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall not be required to pay the remaining amount of any such fee.

(b) Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of

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outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by Lenders in accordance with their Applicable Percentages (without giving effect to Section 11.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 11.23 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or other obligations hereunder, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall:

(a) notify Administrative Agent of such fact; and

(b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 11.23 shall not be construed to apply to: (A) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including (x) the application of funds arising from the existence of a Defaulting Lender and (y) payments made in accordance with Sections 3.1, 3.4 and 3.5); (B) the application of Cash Collateral provided for in Section 2.6; or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section 11.23 shall apply).

Borrower and each other Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower or such other Loan Party, as applicable, rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower or such other Loan Party in the amount of such participation.

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Section 11.24 Payments Set Aside. To the extent that any payment by or on behalf of Borrower or any other Loan Party is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.25 Setoff. If an Event of Default has occurred and is continuing, Administrative Agent and each Lender shall have the right to set off against the Obligations under the Loan Documents, at any time and without notice to any Loan Party, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Administrative Agent or such Lender to such Loan Party whether or not the Obligations under the Loan Documents are then due; provided that in the event that any Defaulting Lender shall exercise any such right of setoff: (a) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 11.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and Lenders; and (b) such Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations under the Loan Documents owing to such Defaulting Lender as to which it exercised such right of setoff. Each amount set off shall be paid to Administrative Agent for application to the Obligations under the Loan Documents in the order set forth in Section 9.3. As further security for the Obligations, each Loan Party hereby grants to Administrative Agent and each Lender a security interest in all money, instruments, and other Property of such Loan Party, as applicable, now or hereafter held by Administrative Agent or such Lender, including, without limitation, Property held in safekeeping. In addition to Administrative Agent’s and each Lender’s right of setoff and as further security for the Obligations, each Loan Party hereby grants to Administrative Agent and each Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of such Loan Party now or hereafter on deposit with or held by Administrative Agent or such Lender and all other sums at any time credited by or owing from Administrative Agent or such Lender to such Loan Party. The rights and remedies of Administrative Agent and each Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Administrative Agent or such Lender may have.

Section 11.26 Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and

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instructed to keep such Information confidential or shall otherwise be subject to confidentiality provisions generally), (b) to any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or any Governmental Authority, quasi-Governmental Authority or legislative committee or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if Administrative Agent or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against Administrative Agent or such Lender, as applicable, or any of its Related Parties (in which case, Administrative Agent or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by applicable Law), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to its being under a duty of confidentiality no less restrictive than this Section 11.26, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its Related Parties) to any Hedging Agreement relating to Borrower or any other Loan Party and its obligations, (iii) any actual or prospective purchaser of a Lender or its holding company, (iv) any rating agency or any similar organization in connection with the rating of Borrower or any other Loan Party or the Facilities or (v) the CUSIP Service Bureau or any similar organization in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities, (g) with the consent of Borrower or such other applicable Loan Parties, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.26 or (ii) becomes available to Administrative Agent any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. In addition, Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section 11.26, “Information” means all information received from Borrower or any other Loan Party or any Subsidiary thereof relating to Borrower or any other Loan Party or any Subsidiary thereof or any of their respective businesses which is clearly identified as confidential, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any other Loan Party or any Subsidiary or Affiliate thereof; provided that, in the case of information received from Borrower or any other Loan Party or any Subsidiary or Affiliate thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.26 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each Loan Party party hereto agrees and confirms that, as between such Loan Party and Susser Bank, the obligations of Susser Bank under this Section 11.26 supersede and replace in their respective entireties all confidentiality, non-disclosure and similar obligations of Susser

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Bank, if any, set forth in any previous agreement between such Loan Party and Susser Bank notwithstanding anything to the contrary contained therein.

Each Loan Party hereby authorizes Administrative Agent, at its sole expense, but without any prior approval by any Loan Party, to include the any Loan Party’s name and logo in advertising, marketing, tombstones, case studies and training materials, and to give such other publicity to the Facilities as it may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless the Borrower notifies Susser Bank in writing that such authorization is revoked. You also understand and acknowledge that we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Facilities.

Section 11.27 Electronic Execution of Assignments and Certain Other Documents. The words “execute”, “execution”, “signed”, “signature”, and words of like import in or related to this Agreement, any other Loan Document or any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. Notwithstanding anything contained herein to the contrary, Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (a) to the extent Administrative Agent has agreed to accept such Electronic Signature from any party hereto, Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (b) upon the request of Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.

Section 11.28 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

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(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.29 Keepwell. Each Qualified ECP Guarantor party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of such other Loan Party’s (a) Swap Obligations and (b) obligations under its Guaranty including those with respect to Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any other Loan Document, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement) have been paid in full and the Commitments have expired or terminated. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(ii) of the Commodity Exchange Act.

Section 11.30 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of Texas and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in Property securing such

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Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in Property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 11.31 NOTICE OF FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

ARTICLE 12.

GUARANTY

Section 12.1 Guaranty. In consideration of the Loans, advances and other credit heretofore or hereafter granted by the Secured Parties to Borrower pursuant to this Agreement and the other Loan Documents and in further consideration of any Bank Product Agreements, Guarantors hereby, jointly and severally, unconditionally, absolutely and irrevocably, guarantee to the Secured Parties, the due and punctual payment when and as due, including at stated maturity, by acceleration or otherwise, and at all times thereafter, and the due fulfillment and performance of the Obligations. Each Guarantor is jointly and severally liable for the full payment and performance of the Obligations as a primary obligor.

Section 12.2 Payment. If any of the Obligations is not punctually paid when such indebtedness becomes due and payable, either by its terms or as a result of the exercise of any power to accelerate, Guarantors shall, immediately on demand and without presentment, protest, notice of protest, notice of nonpayment, notice of intent to accelerate, notice of acceleration or any other notice whatsoever (all of which are expressly waived in accordance with Section 12.3 hereof), pay the amount due and payable thereon to Administrative Agent, at its Principal Office. It is not necessary for Administrative Agent, in order to enforce such payment by Guarantors, first to institute suit or exhaust its remedies against Borrower or others liable on the Obligations, or to enforce its rights against any security given to secure such Obligations. Administrative Agent is not required to mitigate damages or take any other action to reduce, collect or enforce the Obligations. No setoff, counterclaim, reduction or diminution of any obligation, or any defense of any kind which any Guarantor has or may have against Borrower or any Secured Party shall be available hereunder to Guarantors. No payment by any Guarantor shall discharge the liability of

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Guarantors hereunder until the Obligations have been fully satisfied and the Release Date shall have occurred. If Administrative Agent must rescind or restore any payment, or any part thereof, received by Administrative Agent on any part of the Obligations, any prior release or discharge from the terms of this Guaranty given Guarantors by Administrative Agent or any reduction of any Guarantor’s liability hereunder shall be without effect, and this Guaranty shall remain in full force and effect.

Section 12.3 Agreements and Waivers. Each Guarantor

(a) agrees to all terms and agreements heretofore or hereafter made by Borrower with Administrative Agent and/or any other Secured Party;

(b) agrees that Administrative Agent may without impairing its rights or the obligations of such Guarantor hereunder (i) waive or delay the exercise of any of its rights or remedies against or release Borrower or any other Person, including, without limitation, any other party who is or whose Property is liable with respect to the Obligations or any part thereof (Guarantors and any such other Person or Persons are hereafter collectively called the “Sureties” and individually called a “Surety”); (ii) take or accept any other security, collateral or guaranty, or other assurance of the payment of all or any part of the Obligations; (iii) release, surrender, exchange, subordinate or permit or suffer to exist any deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustified impairment) of any collateral, Property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Obligations or the liability of such Guarantor or any other Surety; (iv) increase, renew, extend, or modify the terms of any of the Obligations or any instrument or agreement evidencing the same; (v) apply payments by Borrower, any Surety, or any other Person, to any of the Obligations; (vi) bring suit against any one or more Sureties without joining any other Surety or Borrower in such proceeding; (vii) compromise or settle with any one or more Sureties in whole or in part for such consideration or no consideration as Administrative Agent may deem appropriate; or (viii) partially or fully release any Guarantor or any other Surety from liability hereunder;

(c) agrees that the obligations of such Guarantor under this Guaranty shall not be released, diminished, or adversely affected by any of the following: (i) the insolvency, bankruptcy, rearrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Borrower or any Surety; (ii) the invalidity, illegality or unenforceability of all or any part of the Obligations or any document or agreement executed in connection with the Obligations, for any reason, or the fact that any debt included in the Obligations exceeds the amount permitted by Law; (iii) the failure of Administrative Agent or any other party to exercise diligence or reasonable care or to act in a commercially reasonable manner in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, Property or security; (iv) the fact that any collateral, security or Lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations is not properly perfected or created, or proves to be unenforceable or subordinate to any other Lien; (v) the fact that Borrower has any defense to the payment of all or any part of the Obligations; (vi) any payment by Borrower or any Surety to Administrative Agent and/or any other Secured Party is a preference under applicable

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Debtor Relief Laws, or for any reason Administrative Agent and/or any other Secured Party is required to refund such payment or pay such amounts to Borrower, any such Surety, or someone else; (vii) any defenses which Borrower could assert on the Obligations, including but not limited to failure of consideration, breach of warranty, fraud, payment, accord and satisfaction, strict foreclosure, statute of frauds, bankruptcy, statute of limitations, lender liability and usury; or (viii) any other action taken or omitted to be taken with respect to this Agreement, the Loan Documents, the Obligations, the security and collateral therefor whether or not such action or omission prejudices such Guarantor or any Surety, or increases the likelihood that such Guarantor will be required to pay the Obligations pursuant to the terms hereof;

(d) agrees that such Guarantor is obligated to pay the Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether or not particularly described herein, except for the full and final payment and satisfaction of the Obligations;

(e) to the extent allowed by applicable Law, waives all rights and remedies now or hereafter accorded by applicable Law to guarantors or sureties, including without limitation any defense, right of offset or other claim which such Guarantor may have against Borrower or which Borrower may have against Administrative Agent and/or the Lenders;

(f) waives all notices whatsoever with respect to this Guaranty or with respect to the Obligations, including, but without limitation, notice of (i) Administrative Agent’s and/or any other Secured Party’s acceptance hereof or its intention to act, or its action, in reliance hereon; (ii) the present existence, future incurring, or any amendment of the provisions of any of the Obligations or any terms or amounts thereof or any change therein in the rate of interest thereon; (iii) any default by Borrower or any Surety; or (iv) the obtaining, enforcing, or releasing of any guaranty or surety agreement (in addition hereto), pledge, assignment or other security for any of the Obligations;

(g) waives notice of presentment for payment, notice of protest, protest, demand, notice of intent to accelerate, notice of acceleration and notice of nonpayment, protest in relation to any instrument evidencing any of the Obligations, and any demands and notices required by Law, except as such waiver may be expressly prohibited by Law, and diligence in bringing suits against any Surety;

(h) waives each right to which it may be entitled by virtue of the Laws of the State of Texas governing or relating to suretyship and guaranties, including, without limitation, any rights under Rule 31, Texas Rules of Civil Procedure, Chapter 51 of the Texas Property Code, Section 17.001 of the Texas Civil Practice and Remedies Code, Section 3.605 of the Uniform Commercial Code, and Chapter 43 of the Texas Civil Practice and Remedies Code, as any or all of the same may be amended or construed from time to time, or the common law of the State of Texas at all relevant times; and

(i) represents and warrants to the Administrative Agent and the Lenders that such Guarantor (a) has received, or will receive, direct or indirect benefit from the making of

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the Guaranty and the Obligations, (b) is familiar with, and has independently reviewed the books and records regarding, the financial condition of Borrower and is familiar with the value of any and all Collateral intended to be created as security for the payment of the Obligations, but such Guarantor is not relying on such financial condition, such Collateral, or the agreement of any other party as an inducement to enter into this Agreement and provide the Guaranty. Each Guarantor confirms that neither Administrative Agent, any Lender, any other Guarantor, nor any other party has made any representation, warranty or statement to such Guarantor in order to induce such Guarantor to execute this Agreement and provide the Guaranty, and (c) is a Qualified ECP Guarantor.

Section 12.4 Liability. The liability of each Guarantor under this Guaranty is irrevocable, absolute and unconditional, without regard to the liability of any other Person, and shall not in any manner be affected by reason of any action taken or not taken by Administrative Agent and/or any other Secured Party, which action or inaction is herein consented and agreed to, nor by the partial or complete unenforceability or invalidity of any other guaranty or surety agreement, pledge, assignment or other security for any of the Obligations. No delay in making demand on Sureties or any of them for satisfaction of the liability hereunder shall prejudice Administrative Agent’s right to enforce such satisfaction. All of Administrative Agent’s rights and remedies shall be cumulative and any failure of Administrative Agent to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time, and from time to time, thereafter. This is a continuing guaranty of payment, not a guaranty of collection, and this Guaranty shall be binding upon Guarantors regardless of how long before or after the date hereof any of the Obligations were or are incurred.

Section 12.5 Subordination. If Borrower or any other Loan Party is now or hereafter becomes indebted to one or more Guarantors (such indebtedness and all interest thereon is referred to as the “Affiliated Debt”), such Affiliated Debt shall be subordinate in all respects to the full payment and performance of the Obligations, and no Guarantor shall be entitled to enforce or receive payment with respect to any Affiliated Debt until the Release Date. Each Guarantor agrees that any Liens, mortgages, deeds of trust, security interests, judgment liens, charges or other encumbrances upon any Loan Party’s assets securing the payment of the Affiliated Debt shall be and remain subordinate and inferior to any Liens, mortgages, deeds of trust, security interests, judgment liens, charges or other encumbrances upon any Loan Party’s assets securing the payment of the Obligations, and without the prior written consent of Administrative Agent, no Guarantor shall exercise or enforce any creditor’s rights of any nature against any Loan Party to collect the Affiliated Debt (other than demand payment therefor). In the event of the receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceedings involving Borrower or any applicable Loan Party as a debtor, Administrative Agent has the right and authority, either in its own name or as attorney-in-fact for any applicable Guarantor, to file such proof of debt, claim, petition or other documents and to take such other steps as are necessary to prove its rights hereunder and receive directly from the receiver, trustee or other court custodian, payments, distributions or other dividends which would otherwise be payable upon the Affiliated Debt. Each Guarantor hereby assigns such payments, distributions and dividends to Administrative Agent, and irrevocably appoints Administrative Agent as its true and lawful attorney-in-fact with authority to make and file in the name of such Guarantor any proof of debt, amendment of proof of debt, claim, petition or other document in such proceedings and to receive payment of any sums becoming distributable on account of the Affiliated Debt, and to execute

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such other documents and to give acquittances therefor and to do and perform all such other acts and things for and on behalf of such Guarantor as may be necessary in the opinion of Administrative Agent in order to have the Affiliated Debt allowed in any such proceeding and to receive payments, distributions or dividends of or on account of the Affiliated Debt.

Section 12.6 Subrogation. No Guarantor waives or releases any rights of subrogation, reimbursement or contribution which such Guarantor may have, after full and final payment of the Obligations, against others liable on the Obligations. Each Guarantor’s rights of subrogation and reimbursement are subordinate in all respects to the rights and claims of Administrative Agent and the other Secured Parties, and no Guarantor may exercise any rights it may acquire by way of subrogation under this Guaranty, by payment made hereunder or otherwise, until the Release Date. If any amount is paid to any Guarantor on account of such subrogation rights prior to the Release Date, such amount shall be held in trust for the benefit of Administrative Agent and/or the other Secured Parties to be credited and applied on the Obligations, whether matured or unmatured.

Section 12.7 Other Indebtedness or Obligations of Guarantors. If any Guarantor is or becomes liable for any indebtedness owed by any Loan Party to the Lenders by endorsement or otherwise than under this Guaranty, such liability shall not be affected by this Guaranty, and the rights of Administrative Agent and the Lenders hereunder shall be cumulative of all other rights that Administrative Agent and the Lenders may have against such Guarantor. The exercise by Administrative Agent of any right or remedy hereunder or under any other instrument or at law or in equity shall not preclude the concurrent or subsequent exercise of any other instrument or remedy at law or in equity and shall not preclude the concurrent or subsequent exercise of any other right or remedy. Further, without limiting the generality of the foregoing, this Guaranty is given by Guarantors as an additional guaranty to all guaranties heretofore or hereafter executed and delivered to Administrative Agent and/or the Lenders by Guarantors in favor of Administrative Agent and/or the Lenders relating to the indebtedness of Borrower and the other Loan Parties to the Secured Parties, and nothing herein shall be deemed to replace or be in lieu of any other of such previous or subsequent guarantees.

Section 12.8 Costs and Expenses. Guarantors jointly and severally agree to pay to Administrative Agent and the Lenders, upon demand, all losses and costs and expenses, including attorneys’ fees, that may be incurred by Administrative Agent and the Lenders in attempting to cause the Obligations to be satisfied or in attempting to cause satisfaction of Guarantors’ liability under this Guaranty.

Section 12.9 Exercising Rights, Etc. No notice to or demand upon any Guarantor in any case shall, of itself, entitle such Guarantor or any other Guarantor to any other or further notice or demand in similar or other circumstances. No delay or omission by Administrative Agent in exercising any power or right hereunder shall impair such right or power or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such power preclude other or further exercise thereof, or the exercise of any other right or power hereunder.

Section 12.10 Benefit; Binding Effect. This Guaranty shall inure to the benefit of Administrative Agent and each other Secured Party and their respective successors and assigns, and to any interest in any of the Obligations. All of the obligations of Guarantors arising hereunder

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shall be jointly and severally binding on each of the Persons signing this Guaranty, and their respective successors and assigns (provided, however, that no Guarantor may, without the prior written consent of Administrative Agent in each instance, assign or delegate any of its rights, powers, duties or obligations hereunder, and any attempted assignment or delegation made without Administrative Agent’s prior written consent shall be void ab initio and of no force or effect).

Section 12.11 Multiple Guarantors. It is specifically agreed that Administrative Agent may enforce the provisions hereof with respect to one or more Guarantors without seeking to enforce the same as to all or any Guarantors. If one or more additional guaranty agreements (“Other Guaranties”) are executed by one or more additional guarantors (“Other Guarantors”), which guarantee, in whole or in part, any of the Obligations, it is specifically agreed that Administrative Agent may enforce the provisions of this Guaranty or of Other Guaranties with respect to one or more of Guarantors or any one or more of Other Guarantors under the Other Guaranties without seeking to enforce the provisions of this Guaranty or the Other Guaranties as to all or any of Guarantors or Other Guarantors. Each Guarantor hereby waives any requirement of joinder of all or any other Guarantor or all or any of the Other Guarantors in any suit or proceeding to enforce the provisions of this Guaranty or of the Other Guaranties. The liability hereunder of all Guarantors hereunder shall be joint and several.

Section 12.12 Additional Guarantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Guarantors (each, an “Additional Guarantor”), by executing a Guarantor Joinder Agreement. Upon delivery of any such Joinder Agreement to Administrative Agent, notice of which is hereby waived by Guarantors, each Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if Additional Guarantor were an original signatory hereto. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of Administrative Agent not to cause any Subsidiary or Affiliate of Borrower to become an Additional Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

Section 12.13 Reinstatement. Notwithstanding anything contained in this Agreement or the other Loan Documents, the obligations of each Guarantor under this Article 12 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

Section 12.14 Maximum Liability. Anything in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable Law (collectively, the “Fraudulent

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Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to other Loan Parties or Affiliates of other Loan Parties to the extent that such indebtedness would be discharged in an amount equal to the amount paid or Property conveyed by such Guarantor under the Loan Documents) and after giving effect as assets, subject to Section 12.6, to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Guarantor pursuant to (a) applicable Law or (b) any agreement providing for an equitable allocation among such Guarantor and other Loan Parties of obligations arising under the Loan Documents and Bank Product Agreements.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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EXECUTED to be effective as of the date first written above.

BORROWER:

CRYO-CELL INTERNATIONAL, INC., a Delaware corporation

By: /s Mark Portnoy
Name: Mark Portnoy
Title: Co- Chief Executive Officer

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT:

SUSSER BANK, a Texas State Bank

By: /s/ Chris Wheeler
Name: Chris Wheeler
Title: President, Austin Region

Signature Page to Credit Agreement

LENDERS:

SUSSER BANK, a Texas State Bank

By: /s/ Chris Wheeler
Name: Chris Wheeler
Title: President, Austin Region

Signature Page to Credit Agreement

SCHEDULE 2.1

Commitments and Applicable Percentages

Lender	Revolving Credit Commitment	Term Loan Commitment	Applicable Percentage
Susser Bank	$10,000,000	$8,960,000	100.000000000%

Total	$10,000,000	$8,960,000	100.000000000%

SCHEDULE 2.1 – Page 1